Exhibit 2.1
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AGREEMENT AND PLAN OF MERGER
by and among
GSI COMMERCE, INC.,
COLA ACQUISITION CORPORATION,
RETAIL CONVERGENCE, INC.,
THE PRINCIPAL STOCKHOLDERS OF RETAIL CONVERGENCE, INC.
and
WILLIAM J. FITZGERALD, AS STOCKHOLDERS’ REPRESENTATIVE
Dated as of October 27, 2009

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i

TABLE OF CONTENTS (Continued)
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TABLE OF CONTENTS (Continued)
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TABLE OF CONTENTS (Continued)

Exhibits
A		Form of Fischman Employment Agreement
B		Form of McNamara Employment Agreement
C		Form of Company Guaranty Shareholder Agreement
D		Form of Escrow Agreement
E		Form of Approval Certificate
F		Form of Incentive Plan
G		Forms of Non-Compete Agreement
H		Investment Letters
I		Restated Certificate of Incorporation of Surviving Corporation
J		Registration Rights Agreement
K		Form of Letter of Transmittal
The schedules and exhibits to the merger agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. GSI agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
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INDEX OF DEFINED TERMS

2010 Earn-Out Payment	19
2011 Earn-Out Payment	19
2012 Earn-Out Payment	19
2012 Incentive Bonus Plan Amount	20
2012 Stockholder Earn-Out Payment	20
Accelerated Earn-Out Payment	26
Acceleration Percentage	26
Acceptable Amount	21
Acceptance Notice	20
Accountant	21
Acquisition Sub	1
Additional Holders	94
Adjusted EBITDA	18
Adjusted EBITDA Statement	20
affiliate	3
Aggregate Allocable Portion of the Escrow Amount	3
Aggregate Cap	18
Aggregate Eligible Option Exercise Price	3
Agreement	1
Alternative Payment	27
Annual Operating Plan	23
Annual Synergy Savings	25
Antitrust Laws	70
Approval Certificate	68
Authorized Representatives	69
Average Closing Price	3, 17
Balance Sheet	34
business day	3
Cap-X Limit	25
Certificate of Merger	2
Change in Control Payments	3
Closing	2
Closing Date	2
Code	18
Company	1
Company Certificate of Incorporation	4
Company Common Stock	4
Company Credit Facility	76
Company Disclosure Schedule	4
Company Executives	18
Company Guaranty Share Conversion Ratio	4
Company Guaranty Shareholder	4
Company Guaranty Shareholder Agreement	4
Company Guaranty Shares	4
Company Intellectual Property	46
Company Material Adverse Effect	30
Company Options	5
Company Outstanding Common Share Equivalents	5
Company Permits	36
Company Preferred Stock	5
Company Product	46
Company Registered Intellectual Property Rights	47
Company Restricted Shares	5
Company Securities	31
Company Securityholders	5
Company Stock	5
Company Stock Plans	5
Company Stockholders	5
Company Web Sites	50
Company’s Audited Financial Statements	34
Confidential Information	69
Contingent Transaction Expenses	5
Contract	54
Controls	34
Copyrights	47
Damages	11
default	54
DGCL	2
Disclosing Person	69
Dissenting Shares	11
Earn-Out Allocation Schedule	22
Earn-Out Eligible Holder	19
Earn-Out Payments	18
Earn-Out Period	19
Effective Time	2
Elective Termination	28
Eligible Employees	19
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i

INDEX OF DEFINED TERMS (Continued)

Eligible Vested Company Option	12
Employee Plans	38
Employment Agreements	1
Environmental Claim	41
Environmental Laws	42
ERISA	37
ERISA Affiliate	37
Escrow Agent	13
Escrow Agreement	13
Escrow Amount	5
Escrow Funds	14
Escrow Holders	6
Exchange Act	3
Excluded Related Party	53
Final Determination	74
Financial Statements	34
Fiscal Year	19
Fiscal Year 2010	19
Fiscal Year 2011	19
Fiscal Year 2012	19
Fischman Employment Agreement	1
GAAP	34
Government Consent	34
Governmental Entity	34
HSR Act	34
Incentive Bonus Plan	75
Incentive Bonus Plan Amount	19
Indebtedness	35
Indemnified Persons	97
Indemnifying Holders	6
Indemnitee	84
Indemnitor	84
Intellectual Property Rights	46
Investment Letter	1
IRS	38
Knowledge	6
Leased Property	52
Leases	52
Legal Requirement	6
Lien	32
Limited License	50
Limited License Software	51
Limited Licenses	50
Majority Interest	97
Market Disruption Event	6
Material Software	48
Materials of Environmental Concern	42
McNamara Employment Agreement	1
Merger	2
Merger Consideration	6
New Preferred Stock	10
Non-Principal Escrow Holders	6
Objection Notice	20
Outside Date	89
Owned Property	52
Parent	1
Parent Corporation Change of Control	28
Parent Disclosure Schedule	58
Parent Existing Debt Documents	59
Parent Failure to Close	90
Parent Group	23
Parent Indemnifiable Amounts	82
Parent Indemnified Parties	82
Parent Material Adverse Effect	58
Parent Proceeds	27
Parent SEC Documents	60
Parent Stock	6
Parent Threshold Amount	85
Patents	47
Paying Agent	14
PBGC	38
PCBs	41
********************	91
Per Share Common Consideration	6
Per Share Common Merger Cash Consideration	6
Per Share Common Merger Stock Consideration	7
Per Share Preferred Consideration	7
Per Share Preferred Merger Cash Consideration	7
Per Share Preferred Merger Stock Consideration	7
Percentage	7
Person	8
Principal Stockholder	1
Principal Stockholders	1
Prior Payments	27
Registered Intellectual Property Rights	47
Registration Rights Agreement	58
Related Party	53
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ii

INDEX OF DEFINED TERMS (Continued)

Related Party Agreements	53
Reportable Transaction	44
Representatives	66
Requisite Stockholder Approval	56
Restricted Transaction	66
Sales Taxes	72
SB Merger Closing Date	53
Securities Act	56
Security Breach	49
Securityholder Merger Payment	15
Series A Convertible Preferred Stock	30
Significant Customer	57
Smaller Company Securityholder	8
Software	47
Stock Election Amount	22
Stockholder Earn-Out Payment	19
Stockholder Indemnifiable Amounts	83
Stockholder Loan Repayment	17
Stockholder Merger Payment	15
Stockholder Threshold Amount	86
Stockholders’ Representative	94
Stockholders’ Written Consents	67
Straddle Period	72
subsidiaries	8
subsidiary	8
Successor	28
Surviving Corporation	2
Surviving Corporation Change of Control	28
Surviving Corporation Issued Share Capital	8
Synergy Expense	25
Tail Policy	75
Tax	42
Tax Claim	73
Tax Return	42
Taxes	42
Taxing Authority	42
Third Party Claim	84
Threats	49
Total Company Stockholder Consideration	8
Total Merger Cash Consideration	8
Total Merger Stock Consideration	8
Trade Secrets	47
Trademarks	47
Trading Day	8
Transaction Expenses	8
Transfer Taxes	72
Treasury Regulations	42
Unreserved Sales Taxes	74
Unvested Company Option	12
Unvested Company Restricted Share	12
URLs	47
Vested Company Option	12
Vested Option Payment	12
Violate	33
WARN	37
Web	50
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iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2009, by and among GSI Commerce, Inc., a Delaware corporation (“Parent”), Cola Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), Retail Convergence, Inc., a Delaware corporation (“Company”), the stockholders of Company who execute a Joinder to this Agreement in the form approved by Parent (“Joinder”) (individually, a “Principal Stockholder,” , collectively, the “Principal Stockholders”) and the Stockholders’ Representative.
W I T N E S S E T H:
     WHEREAS, the boards of directors of Parent, Acquisition Sub and Company have approved, and deem it advisable and in the best interests of their respective stockholders, to consummate the acquisition of Company by Parent and Acquisition Sub upon the terms and subject to the conditions set forth herein;
     WHEREAS, Parent, Acquisition Sub, Company and the Principal Stockholders desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     WHEREAS, in order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby: prior to or concurrently with the execution and delivery of this Agreement: (a) Benjamin D. Fischman, the Chairman of the Board, President, Chief Executive Officer and a principal stockholder of the Company, has entered into an employment agreement attached hereto as Exhibit A (the “Fischman Employment Agreement”) and (b) Edward M. McNamara, the Executive Vice President, Chief Financial Officer, and Chief Operating Officer and a principal stockholder of the Company, has entered into an employment agreement attached hereto as Exhibit B (the “McNamara Employment Agreement” and together with the Fischman Employment Agreement, the “Employment Agreements”); and
     WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, Parent and the Company Guaranty Shareholder has executed and delivered the Company Guaranty Shareholder Agreement; and
     WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, certain of the Company Securityholders have executed and delivered Investment Representation Letters attached hereto as Exhibit H (each an “Investment Letter”) to the Parent.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
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ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the provisions of this Agreement and the applicable provisions of Delaware law, Acquisition Sub will be merged with and into Company, the separate corporate existence of Acquisition Sub shall cease, and Company shall continue as the surviving corporation (the “Merger”). Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     Section 1.2 Closing. The closing (the “Closing”) of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the three (3) business days after satisfaction or waiver of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, unless another time, date or place is agreed to in writing by the parties hereto.
     Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company, Parent and Acquisition Sub will cause a certificate of merger (“Certificate of Merger”) to be executed and, as soon as practicable thereafter, filed with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the “DGCL”). The Merger shall become effective at such time as such filing is made with the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger (the date and time of such effectiveness, being the “Effective Time”).
     Section 1.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware law, including Section 259 of the DGCL.
     Section 1.5 Certificate of Incorporation; Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be in the form attached as Exhibit I hereto, until thereafter amended as provided therein or in accordance with applicable law.
          (b) Bylaws. At the Effective Time, the bylaws of Company shall be amended and restated in their entirety to be identical to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time (except that the name of Surviving Corporation as stated on the face of the bylaws shall be changed to the name of Company), until thereafter amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.
     Section 1.6 Directors and Officers. From and after the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law, the certificate of
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incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, or their earlier death, resignation or removal.
     Section 1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Sub or Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Sub or Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Sub or Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATION; DELIVERY OF CONSIDERATION
     Section 2.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     “Aggregate Allocable Portion of the Escrow Amount” means, with respect to any Escrow Holder, that pro rata portion of the Escrow Funds determined by multiplying the Escrow Funds by such Escrow Holder’s Percentage.
     “Aggregate Eligible Option Exercise Price” means the sum of the exercise prices of all Eligible Vested Company Options as of immediately prior to the Effective Time.
     “Average Closing Price” means the average (rounded to two decimal places) of the closing prices of Parent Stock as reported on the Nasdaq Global Select Market for the ten (10) trading days ending on and including the third (3rd) Trading Day prior to the Closing Date; provided, however, that the “Average Closing Price” shall not exceed a maximum of $24.03 and shall not be less than a minimum of $16.02.
     “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are permitted or obligated by law to be closed for regular banking business.
     “Change in Control Payments” means (a) any severance, retention, bonus, gross-up or other similar payment by Company or any of its subsidiaries to any Person under any Contract (as defined in Section 3.17) or Employee Plan (as defined in Section 3.12) or (b) any increase of any benefits or other amounts otherwise payable by Company, in each case of clauses (a) and (b),
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to the extent the same will become payable as a result of Company entering into this Agreement or the consummation of any of the transactions contemplated hereby (either alone or in combination with another event), but excluding Transaction Expenses, all of which payments are listed on Section 2.1(a)(i) of the disclosure schedule supplied by Company to Parent (the “Company Disclosure Schedule”); provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculations as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation. For the avoidance of doubt, “Change in Control Payments” shall not include payments (or withholding or other Taxes payable in respect thereof) (i) relating to the vesting of, or the acceleration of the vesting of, any Company Options or Company Restricted Shares, (ii) relating to any Merger Consideration (including without limitation the allocation thereof), (iii) relating to any Earn-Out Payments (including without limitation the allocation thereof), (iv) relating to any transactions contemplated by the Company Guaranty Shareholder Agreement, or (v) listed on Section 2.1(a)(ii) of the Company Disclosure Schedule.
     “Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Company, as amended, as currently in effect, and as it may be further amended from time to time after the date hereof and prior to the Effective Time not in contravention of the provisions of this Agreement.
     “Company Common Stock” means the common stock, par value $.001 per share, of Company.
     “Company Guaranty Shareholder” means NMF Holdings LLC, a Delaware limited liability company.
     “Company Guaranty Shareholder Agreement” means the Put and Call Agreement among Parent, Company Guaranty Shareholder and the Stockholders’ Representative, in substantially the form attached as Exhibit C hereto.
     “Company Guaranty Share Conversion Ratio” means a fraction, (i) the numerator of which is equal to the product of (A) 10 multiplied by (B) the Surviving Corporation Issued Share Capital, and (ii) the denominator of which is equal to the sum of (A) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (which for clarification shall include, without duplication, Company Restricted Shares that will vest as of the Effective Time) plus (B) the number of shares of Company Common Stock into which all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time would be converted if such shares of Company Preferred Stock were converted into shares of Company Common Stock pursuant to Article FOURTH, C.4 of the Company Certificate of Incorporation (regardless of whether actually converted).
     “Company Guaranty Shares” means shares of Company Preferred Stock, if any (not to exceed 500,000 shares) held by Company Guaranty Shareholder as of immediately prior to the Effective Time; provided, however, that if the Effective Time occurs on or after December 31,
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2009, then for all purposes of this Agreement, there shall be no Company Guaranty Shares and all provisions of this Agreement related to Company Guaranty Shares shall be disregarded.
     “Company Options” means all outstanding options to acquire shares of Company Common Stock, whether under the Company Stock Plans or otherwise (including, other than for purposes of Section 2.4, commitments to issue options).
     “Company Outstanding Common Share Equivalents” means the sum of (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (which for clarification shall include, without duplication, Company Restricted Shares that will vest as of the Effective Time) plus (ii) the number of shares of Company Common Stock subject to Eligible Vested Company Options as of immediately prior to the Effective Time plus (iii) the number of shares of Company Common Stock into which all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time would be converted if such shares of Company Preferred Stock were converted into shares of Company Common Stock pursuant to Article FOURTH, C.4 of the Company Certificate of Incorporation (regardless of whether actually converted).
     “Company Preferred Stock” means the Series A Convertible Preferred Stock, par value $.001 per share, of Company.
     “Company Restricted Shares” means all restricted shares of Company Common Stock, whether issued under the Company Stock Plans or otherwise (including, other than for purposes of Section 2.4, commitments to issue restricted shares).
     “Company Securityholders” means the holders of Company Securities issued and outstanding as of immediately prior to the Effective Time.
     “Company Stock” means the Company Common Stock and the Company Preferred Stock.
     “Company Stockholders” means the holders of Company Stock issued and outstanding as of immediately prior to the Effective Time.
     “Company Stock Plans” means Company’s 2008 Stock Incentive Plan and any other option plan, equity incentive plan, program and arrangement of Company.
     “Contingent Transaction Expenses” means (i) Transaction Expenses described in Section 2.9(d) and (ii) Transaction Expenses the amount of which is determined based upon, and the payment of which is subject to the receipt of, any Earn-Out Payments.
     “Escrow Amount” means the aggregate of (i) cash of Four Million Four Hundred and Fifty Thousand Dollars ($4,450,000) and (ii) that number of shares of Parent Stock (rounded up to the nearest whole share) equal to Thirteen Million Three Hundred and Fifty Thousand Dollars ($13,350,000) divided by the Average Closing Price.
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     “Escrow Holders” means Company Stockholders and holders of Eligible Vested Company Options.
     “Indemnifying Holders” means Escrow Holders and Principal Stockholders.
     “Knowledge” of or other derivations of “know” in this Agreement mean: (i) with respect to Company and its subsidiaries, the actual knowledge, after the exercise of reasonable inquiry of personnel and reasonable review of records of Company and its subsidiaries, of any of Benjamin Fischman, Edward McNamara, Shari Shakun, Mark Weinberg, Joel Heberlein, Mark McWeeny, Cheryl Kaplan, Jess Sullivan, Benjamin Katz, Robert Murphy, Marguerite Hill and Heather Hartford; and (ii) with respect to Parent, the actual knowledge, after the exercise of reasonable inquiry of personnel and reasonable review of Parent and its subsidiaries, of any of Michael G. Rubin, Michael R. Conn and Arthur H. Miller.
     “Legal Requirement” means any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.
     “Market Disruption Event” means the occurrence or existence for more than one continuous half hour period in the aggregate on any scheduled Trading Day for Parent Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by NASDAQ or otherwise) in Parent Stock or in any options, contracts or future contracts relating to such Parent Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
     “Merger Consideration” means: (a) with respect to a share of Company Common Stock, the Per Share Common Consideration; (b) with respect to a share of Company Preferred Stock, the Per Share Preferred Consideration; and (c) with respect to an Eligible Vested Company Option, the Vested Option Payment pursuant to Section 2.4(b).
     “Non-Principal Escrow Holders” means the Escrow Holders excluding any Escrow Holder that is a Principal Stockholder.
     “Parent Stock” means the common stock, par value $.01 per share, of Parent.
     “Per Share Common Consideration” means the (A) Per Share Common Merger Cash Consideration, (B) Per Share Common Merger Stock Consideration and (C) and the right to receive such portion of the Earn-Out Payments, if any, payable pursuant to Section 2.9.
     “Per Share Common Merger Cash Consideration” means an amount in cash equal to the quotient obtained by dividing (A) the amount equal to twenty percent (20%) of the Total Merger Cash Consideration by (B) the sum of (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (which for clarification shall include, without duplication, Company Restricted Shares that will vest as of the Effective Time) plus (ii) the number of shares of Company Common Stock subject to Eligible Vested Company Options as of immediately prior to the Effective Time.
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     “Per Share Common Merger Stock Consideration” means that number of shares of Parent Stock (rounded to four decimal places) equal to the quotient obtained by dividing (A) the amount equal to twenty percent (20%) of the Total Merger Stock Consideration by (B) the sum of (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (which for clarification shall include, without duplication, Company Restricted Shares that will vest as of the Effective Time) plus (ii) the number of shares of Company Common Stock subject to Eligible Vested Company Options as of immediately prior to the Effective Time; provided, however, the Per Share Common Merger Stock Consideration payable to Smaller Company Securityholders, in lieu of Parent Stock, shall be paid solely in cash equal to (i) the Per Share Common Merger Stock Consideration determined above (prior to such rounding) multiplied by (ii) the Average Closing Price.
     “Per Share Preferred Consideration” means the (A) Per Share Preferred Merger Cash Consideration, (B) Per Share Preferred Merger Stock Consideration and (c) and the right to receive such portion of the Earn-Out Payments, if any, payable pursuant to Section 2.9.
     “Per Share Preferred Merger Cash Consideration” means an amount in cash equal to the quotient obtained by dividing (A) the amount equal to eighty percent (80%) of the Total Merger Cash Consideration by (B) the number of shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
     “Per Share Preferred Merger Stock Consideration” means that number of shares of Parent Stock (rounded to four decimal places) equal to the quotient obtained by dividing (A) the amount equal to eighty percent (80%) of the Total Merger Stock Consideration by (B) the number of shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
     “Percentage” means, with respect to any Escrow Holder, or with respect to any Indemnifying Holder as of a given determination date, as follows:
          (a) as to any Escrow Holder, the percentage equal to (i) the aggregate Merger Consideration (other than any Earn-Out Payments) with respect to the Company Securities held as of immediately prior to the Effective Time by such Escrow Holder divided by (ii) the aggregate Merger Consideration (other than any Earn-Out Payments) with respect to the Company Securities held as of immediately prior to the Effective Time by all Escrow Holders collectively.
          (b) as to each Principal Stockholder, as of a given determination date, the percentage equal to (i) the sum of (A) the aggregate Merger Consideration (other than any Earn-Out Payments) with respect to the Company Securities held as of immediately prior to the Effective Time by such Principal Stockholder plus (B) the aggregate amount of any Earn-Out Payments that, as of such determination date, shall have been actually paid or become due and payable to such Principal Stockholder, divided by (ii) the sum of (A) the aggregate Merger Consideration (other than any Earn-Out Payments) with respect to the Company Securities held as of immediately prior to the Effective Time by all Principal Stockholders collectively plus
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(B) the aggregate amount of any Earn-Out Payments that, as of such determination date, shall have been actually paid or become due and payable to all Principal Stockholders collectively.
     “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, Governmental Entity or other entity.
     “Smaller Company Securityholder” means a Company Securityholder that holds of record 200,000 or less Company Outstanding Common Share Equivalents as of immediately prior to the Effective Time.
     “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person.
     “Surviving Corporation Issued Share Capital” means 1,000, being the aggregate number of shares of capital stock of the Surviving Corporation to be issued and outstanding as of the Effective Time after giving effect to the Merger.
     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) NASDAQ is open for trading. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).
     “Total Company Stockholder Consideration” means the aggregate consideration payable with respect to shares of Company Stock pursuant to Section 2.2(a) (other than any Earn-Out Payments).
     “Total Merger Cash Consideration” means an amount equal to (a) the sum of Ninety Million Dollars ($90,000,000) minus (b) the sum of (i) the amount of the Change in Control Payments plus (ii) the amount of Transaction Expenses (other than Contingent Transaction Expenses).
     “Total Merger Stock Consideration” means that number of shares of Parent Stock (rounded to the nearest whole number of shares) equal to Ninety Million Dollars ($90,000,000) divided by the Average Closing Price.
     “Transaction Expenses” means (i) the Aggregate Eligible Option Exercise Price and (ii) any and all legal, accounting, consulting, investment banking, financial advisory, brokerage, termination, break-up and other fees and expenses incurred by Company or any of its subsidiaries, Surviving Corporation or any other Person (for which Company or any of its subsidiaries or Surviving Corporation may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Merger or any of the transactions contemplated hereby, including, without limitation any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of Company (but excluding (x) the Change in Control Payments, (y) any fees and expenses incurred by or in respect of Acquisition Sub and (z) any fees and expenses incurred after the Effective Time (other
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than Contingent Transaction Expenses)), all of which fees and expenses are listed on Section 2.1(b) of the Company Disclosure Schedule opposite the names of the Persons incurring or who have incurred, as applicable, such fees and expenses, respectively; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculations as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation; provided further, however, that any such information with respect to Contingent Transaction Expenses shall not be deemed final and shall reflect Company’s good faith estimate thereof.
     Section 2.2 Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, Company or any Company Securityholder:
          (a) Conversion of Securities.
               (i) Except as otherwise provided in Section 2.2(b) or Section 2.2(c) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted as follows:
     (A) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Company Guaranty Shares) shall be converted into the right to receive, subject to Sections 2.5, 2.6 and 2.7, the Per Share Preferred Consideration payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein; and
     (B) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to Sections 2.5, 2.6 and 2.7, the Per Share Common Consideration payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein.
               (ii) From and after the Effective Time, each such converted share of Company Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Merger Consideration payable with respect to such share, if any, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Shares as determined in accordance with the applicable provisions of the DGCL.
               (iii) Section 2.2(a)(iii) of the Company Disclosure Schedule sets forth the following information with respect to each holder of Company Stock:
     (A) the Company Stock held by such holder to be converted at the Effective Time as provided in Section 2.2(a)(i);
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     (B) the aggregate Merger Consideration to be paid to such holder, if any, in accordance with the terms hereof and in the manner provided herein in respect of all of the shares of Company Common Stock and shares of Company Preferred Stock owned by such holder as of the date hereof and immediately prior to the Effective Time, subject to withholding for Taxes as described in Section 2.7; provided, however, that Company shall update such calculation two (2) Business Days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Merger Cash Consideration;
     (C) such holder’s Aggregate Allocable Portion of the Escrow Amount; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Merger Cash Consideration; and
     (D) the mailing address of such holder.
          (b) Company Guaranty Shares. Each of the Company Guaranty Shares issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, a number (equal to the Company Guaranty Share Conversion Ratio) of fully paid and nonassessable shares of preferred stock of the Surviving Corporation (the “New Preferred Stock”) having the rights, powers and privileges of the New Preferred Stock as set forth in the certificate of incorporation of the Surviving Corporation; provided, however, that, for avoidance of doubt, the aggregate number of shares of the New Preferred Stock issuable upon such conversion shall not exceed 35.5365 shares.
          (c) Cancellation. Each share of Company Stock owned by Parent, Acquisition Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, each share of Company Stock owned by Company as treasury stock or owned by a direct or indirect subsidiary of Company immediately prior to the Effective Time shall be cancelled, and shall not be converted into the Merger Consideration.
          (d) Capital Stock of Acquisition Sub. All of the shares of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, in the aggregate, a number of fully paid and nonassessable shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, equal to the difference of (i) the Surviving Corporation Issued Share Capital minus (B) the aggregate number of shares of capital stock of the Surviving Corporation into which the Company Guaranty Shares are to be converted at the Effective Time as provided in Section 2.2(b).
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     Section 2.3 Dissenting Holders.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Stock set forth in Section 2.2(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.
          (b) Notwithstanding the provisions of Section 2.3(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.2(a), without interest, less the Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, upon surrender of the certificate representing such shares.
          (c) Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
          (d) Any amount paid by Parent, Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.2(a) for each such Dissenting Share (such amount, unless determined in a final, non- appealable judgment of a court, being subject to the written approval of the Stockholders’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall be entitled to recover such Damages from the Escrow Funds to the extent available therefor and, thereafter, as provided in Article IX.
     Section 2.4 Effect of the Merger on Company Options and Unvested Company Restricted Shares.
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          (a) Definitions. For the purposes of this Agreement, a “Vested Company Option” is the portion of a Company Option that is exercisable to acquire shares of Company Common Stock as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Company Options triggered by the transactions contemplated by this Agreement). An “Unvested Company Option” is the portion of a Company Option that is not exercisable to acquire shares of Company Common Stock as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Company Options triggered by the transactions contemplated by this Agreement). An “Unvested Company Restricted Share” is a Company Restricted Share that is subject to repurchase by the Company or forfeiture to the Company as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Company Restricted Share triggered by the transactions contemplated by this Agreement). An “Eligible Vested Company Option” is a Vested Company Option with respect to which Company and the holder thereof have agreed that the cancellation and settlement provisions of Section 2.4(b)(ii) shall apply.
          (b) Prior to the Effective Time, the Board of Directors of Company or any committee administering the Company Stock Plans shall take all actions necessary (including amending any and all Company Stock Plans and any and all awards under such Plans) so that (i) all outstanding Company Options (including any and all outstanding commitments to issue Company Options), whether Vested Company Options or Unvested Company Options, shall be cancelled as of the Effective Time, and (ii) at the Effective Time, each holder of Eligible Vested Company Options shall be entitled to receive, in cancellation and settlement for each share underlying an Eligible Vested Company Option, without interest and subject to applicable withholdings: (I) an amount of cash equal to the Per Share Common Merger Cash Consideration and (II) the Per Share Common Merger Stock Consideration (collectively, the “Vested Option Payment”). All such actions shall be in compliance with the Company Stock Plans and Legal Requirements. Nothing in this Section 2.4 shall be construed to extend or otherwise waive the expiration of any Company Option which has otherwise expired in accordance with their terms. For clarification: (i) no payment shall be made to the holders of Unvested Company Options, or of Vested Company Options that are not Eligible Vested Company Options, in connection with the cancellation of such options as provided in this Section and (ii) Smaller Company Securityholders shall receive additional cash (in lieu of shares of Parent Stock) in exchange for their Eligible Vested Company Options (as provided in the definition of “Per Share Common Merger Stock Consideration.”)
          (c) Prior to the Effective Time, the Board of Directors of Company or any committee administering the Company Stock Plans shall take all actions necessary (including amending any and all Company Stock Plans and any and all awards under such Plans) so that all Unvested Company Restricted Shares (including any and all outstanding commitments to issue Company Restricted Shares) shall be canceled as of the Effective Time. All such actions shall be in compliance with the Company Stock Plans and Legal Requirements. Nothing in this Section 2.4 shall be construed to extend or otherwise waive the expiration of any Company Restricted Share which has otherwise expired in accordance with their terms. For clarification, no payment shall be made to the holders of Unvested Company Restricted Shares in connection with the cancellation of such shares as provided in this Section.
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          (d) The Company Stock Plans and all awards thereunder shall terminate as of the Effective Time (except the 2008 Stock Incentive Plan, excluding the awards thereunder, shall not terminate and shall continue as a plan of the Surviving Corporation, except that references therein to Company Common Stock shall be deemed to be references to Parent Stock, and reference therein to the Board of Directors of the Company shall be deemed to refer to the Board of Directors of Parent), and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company shall be cancelled and deleted as of the Effective Time, and Company shall take all such action as is necessary, and obtain all necessary consents, to ensure the foregoing and that, after the Effective Time, no holder of a Company Option or Company Restricted Share or any participant in or a party to any Company Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation or of the Parent.
          (e) Section 2.4(e) of the Company Disclosure Schedule sets forth the following information with respect to each holder of Company Options and each holder of Company Restricted Shares:
               (i) the Company Options, if any and whether Eligible Vested Company Options, Vested Company Options or Unvested Company Options, and Unvested Company Restricted Shares, if any, held by such holder;
               (ii) the aggregate Vested Option Payment to be paid to such holder, if any, in accordance with the terms hereof and in the manner provided herein in respect of all Eligible Vested Company Options held by such holder as of the date hereof and immediately prior to the Effective Time, subject to withholding for Taxes as described in Section 2.7; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Merger Cash Consideration;
               (iii) such holder’s Aggregate Allocable Portion of the Escrow Amount; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Merger Cash Consideration; and
               (iv) the mailing address of such holder.
     Section 2.5 Escrow. At the Effective Time, the Escrow Amount shall be delivered or caused to be delivered by Parent to The Bank of New York Mellon as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in substantially the form attached as Exhibit D hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Stockholders’ Representative (the “Escrow Agreement”).
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The Escrow Agreement shall be entered into prior to the Effective Time, by and among Parent, the Stockholders’ Representative, on behalf of the Escrow Holders, and the Escrow Agent, and shall provide Parent with recourse against amounts held in escrow by the Escrow Agent with respect to Damages and the Indemnifying Holders’ indemnification obligations under Section 7.8 and Article IX, subject to the terms and conditions set forth in the Escrow Agreement and in such Section 7.8 and Article IX of this Agreement (the “Escrow Funds”). The Escrow Amount (or any portion thereof) shall be distributed to the Escrow Holders (or, in the case of Escrow Holders that were holders of Eligible Vested Company Options, to the Surviving Corporation for distribution to such Escrow Holders net of applicable withholding amounts) and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the holders of Company Stock and, in the case of the Principal Stockholders, their execution and delivery of this Agreement, shall constitute approval by such holders, as to the specific terms of the Merger, and the irrevocable agreement of such holders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, without limitation, the deposit of the Escrow Amount into escrow, the obligations with respect to Damages, the indemnification obligations set forth in Section 7.8 and Article IX hereof and the appointment and sole authority to act on behalf of such holders of the Stockholders’ Representative, as provided for herein and in the Escrow Agreement. The release of the Escrow Funds (or any portion thereof) will occur on the fifteen (15) month anniversary of the Closing, and will be subject to the terms hereof and of the Escrow Agreement.
     Section 2.6 Disbursement.
          (a) Paying Agent. At the Effective Time, Parent or Acquisition Sub shall deposit, or cause to be deposited, with The Bank of New York Mellon (the “Paying Agent”) for the benefit of the Company Securityholders: (i) cash and Parent Stock in an amount equal to the Total Company Stockholder Consideration, plus (ii) the aggregate Vested Option Payments payable to holders of Eligible Vested Company Options pursuant to Section 2.4(b) less applicable withholdings, minus (iii) the Escrow Amount, minus (iv) the Stockholder Loan Repayment Amount. The cash portion shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Company Securityholders. Earnings from such investments shall be the sole and exclusive property of the Parent, and no part of such earnings shall accrue to the benefit of the Company Securityholders. At the Effective Time, Parent shall deposit, or cause to be deposited, cash in an amount equal to the aggregate Transaction Expenses (other than Contingent Transaction Expenses) listed on Schedule 2.1(b) and shall direct that the Paying Agent pay the respective amounts to the Persons indicated on such schedule as soon as practicable, but in no event later than two (2) business days following the Effective Time.
     (b) Surrender Procedures.
               (i) As soon as reasonably practicable after the Effective Time, but no later than two (2) business days thereafter, Parent shall instruct the Paying Agent to mail to each Company Stockholder other than Company Guaranty Shareholder (i) a letter of transmittal in
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substantially the form attached hereto as Exhibit K (“Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of certificate(s) formerly representing all of the shares of Company Stock held by such Company Stockholder in exchange for such Company Stockholder’s Stockholder Merger Payment (as defined below). The payment of the appropriate Stockholder Merger Payment to any Company Stockholder listed in Section 2.2(a)(iii) of the Company Disclosure Schedule is conditioned upon the due execution and delivery of such Letter of Transmittal. After the Effective Time, within five (5) business days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the shares of Company Stock held by any Company Stockholder for cancellation, together with such duly executed Letter of Transmittal, the Paying Agent shall, in exchange therefor and in reliance on the representations and warranties herein, pay to such Company Stockholder an amount equal to such Company Stockholder’s aggregate Merger Consideration, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule (other than any Earn-Out Payment), less such Company Stockholder’s Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule (such amount, with respect to each such Company Stockholder, being the “Stockholder Merger Payment”), but without interest, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Stockholder Merger Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any Transfer Taxes and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Surviving Corporation that such Taxes have been paid, or (B) shall have established to the satisfaction of the Surviving Corporation that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.6(b), each certificate formerly representing shares of Company Stock (other than the Company Guaranty Shares) shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.
               (ii) After the Effective Time, within five (5) business days after receipt by the Paying Agent (with a copy to Parent) of a statement or statements from the Surviving Corporation, together with copies of executed option termination agreements from Company Securityholders (who are holders of Eligible Vested Company Options as of the Effective Time) in substantially the form previously agreed between Parent and Company (which termination agreement will include a release in substantially the form previously agreed between Parent and Company) duly executed, the Paying Agent shall, in exchange therefor and in reliance on the representations and warranties herein, pay to the Surviving Corporation for payment to each such Company Securityholder an amount equal to such Company Securityholder’s aggregate Vested Option Payment, if any, as set forth in Section 2.4(e) of the Company Disclosure Schedule, less such Company Securityholder’s Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.4(e) of the Company Disclosure Schedule (such amount, with respect to each such Company Securityholder, being the “Securityholder Merger Payment”), but without interest, and net of applicable withholdings.
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          (c) Change in Control Payments. At the Effective Time, the Surviving Corporation shall, and Parent shall cause to the Surviving Corporation to, pay (or cause to be paid) amounts in cash equal to the respective Change in Control Payments listed in Section 2.1(a) of the Company Disclosure Schedule to the respective Persons indicated on such schedule as soon as practicable, but in no event later than ten (10) business days following the Effective Time. Surviving Corporation shall withhold all applicable Taxes from such Change in Control Payments.
          (d) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of Company until reopened by the Surviving Corporation. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Article II, any presented certificate representing such shares.
          (e) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds and Parent Stock (including, without limitation, any earnings and dividends received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Company Securityholders and thereafter such Company Securityholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to the applicable merger payment, upon and subject to delivery of the duly executed applicable Letter of Transmittal and, with respect to any Company Stockholder, upon due surrender of their certificates formerly representing shares of Company Stock, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
          (f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Paying Agent to pay such Company Stockholder such Company Stockholder’s Stockholder Merger Payment as provided in this Article II; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.
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          (g) Dissenting Shares. The provisions of this Section 2.6 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable aggregate Merger Consideration less the Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule, in accordance with the terms hereof and in the manner provided herein.
          (h) Change in Parent Stock. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar event, then the maximum and minimum Average Closing Price set forth in the definition of “Average Closing Price”, shall be appropriately adjusted to reflect such change.
          (i) Fractional Share. No certificates or scrip representing fractional shares of Parent Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a stockholder of the Parent. In lieu of issuing a fractional interest in a share of Parent Stock otherwise required to be paid under this Agreement, each Person who would otherwise have been entitled to receive a fraction of a share of Parent Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Average Closing Price. For avoidance of doubt, fractional shares of the capital stock of the Surviving Corporation may be issued in connection with the Merger.
          (j) Stockholder Loans. At the Effective Time, Parent shall pay to the Surviving Corporation the amount in cash (the “Stockholder Loan Repayment”), set forth on Section 2.6(j) of the Company Disclosure Schedule, equal to the aggregate unpaid principal and unpaid accrued interest on the outstanding notes issued to Company by the Company Stockholders set forth on Section 2.6(j) of the Company Disclosure Schedule in connection with the acquisition by such Persons of shares of Company Stock. Section 2.6(j) of the Company Disclosure Schedule sets forth, for each such borrower, the amount of such unpaid principal and unpaid accrued interest as of the date hereof; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to show, for each such borrower, the amount of such unpaid principal and unpaid accrued interest as of the Closing Date. Such payment by Parent to the Surviving Corporation of the Stockholder Loan Repayment shall be deemed to be on behalf of such borrowers and, upon the making of such payment, such notes shall be deemed fully repaid and discharged. Parent shall instruct the Paying Agent, with respect to each such borrower, to deduct from such borrower’s Stockholder Merger Payment the applicable portion of the Stockholder Loan Payment as set forth on Section 2.6(j) of the Company Disclosure Schedule.
     Section 2.7 Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to pay, deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any Company Securityholder, such amounts as may be required to be paid, deducted and/or withheld with respect to the
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making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any other Legal Requirement. To the extent that amounts are so paid, deducted and/or withheld by Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such payment, deduction or withholding was made. With respect to withholdings required to be made on Parent Stock issued to a holder of an Eligible Vested Company Option pursuant to Section 2.4, Parent agrees to withhold shares of Parent Stock (in lieu of cash) in an amount equal to the amount required to be withheld on account of the Parent Stock divided by the Average Closing Price.
     Section 2.8 Unclaimed Amounts. Any amounts remaining unclaimed by Company Securityholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
     Section 2.9 Earn-Out Payments.
          (a) Subject to the terms and conditions of this Agreement, Earn-Out Eligible Holders shall be entitled to additional consideration, if any, up to a maximum aggregate not to exceed One Hundred and Seventy Million Dollars ($170,000,000), based upon the Surviving Corporation’s Adjusted EBITDA for Fiscal Year 2010, Fiscal Year 2011 and Fiscal Year 2012, subject to acceleration upon certain events as provided in this Section 2.9 (collectively, the “Earn-Out Payments”) payable in cash and, as provided in Section 2.9(g), Parent Stock, in accordance with this Section.
          (b) For purposes of this Section 2.9, the following terms shall have the following meanings:
     “Adjusted EBITDA” means, with respect to any Fiscal Year, the consolidated earnings before interest, taxes, depreciation and amortization of the Surviving Corporation and its subsidiaries, the components of which, and the amounts of such components, are determined in accordance with GAAP, subject to the adjustments, limitations, agreements and clarifications set forth in Section 2.9(k) and Schedule 2.9(k).
     “Aggregate Cap” means (i) with respect to the 2010 Earn-Out Payment, Forty Million Dollars ($40,000,000); (ii) with respect to the 2011 Earn-Out Payment, Ninety-Five Million Dollars ($95,000,000) minus the 2010 Earn-Out Payment, if any; and (iii) with respect to the 2012 Earn-Out Payment, One Hundred and Seventy Million Dollars ($170,000,000) minus the sum of the 2010 Earn-Out Payment and 2011 Earn-Out Payment, if any.
     “Company Executives” means Benjamin D. Fischman and Edward M. McNamara, so long as either of them is employed by the Surviving Corporation, and their successors if neither of them is employed by the Surviving Corporation.
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     “Earn-Out Eligible Holder” means (a) each Company Stockholder, and each such Person’s successors and permitted assigns, if any; and (b) with respect to a Fiscal Year, each Eligible Employee eligible to receive a bonus under the Incentive Bonus Plan with respect to such Fiscal Year.
     “Earn-Out Period” means Fiscal Year 2010, Fiscal Year 2011 and Fiscal Year 2012.
     “Eligible Employees” shall have the meaning ascribed to such term in the Incentive Bonus Plan (as defined in Section 7.12).
     “Fiscal Year” means a fiscal year of Parent; “Fiscal Year 2010” means the fiscal year of Parent ending January 1, 2011; “Fiscal Year 2011” means the fiscal year of Parent ending December 31, 2011 and “Fiscal Year 2012” means the fiscal year of Parent ending December 29, 2012.
     “Incentive Bonus Plan Amount” means each of the 2010 Incentive Bonus Plan Amount, 2011 Incentive Bonus Plan Amount, 2012 Incentive Bonus Plan Amount and Accelerated Incentive Bonus Plan Amount (each as defined below), if any.
     “Stockholder Earn-Out Payment” means each of the 2010 Stockholder Earn-Out Payment, 2011 Stockholder Earn-Out Payment, 2012 Stockholder Earn-Out Payment and Accelerated Stockholder Earn-Out Payment (each as defined below), if any.
          (c) The Earn-Out Payments shall be calculated as follows:
               (i) The Earn-Out Payment, if any, for Fiscal Year 2010 (the “2010 Earn-Out Payment”) shall equal the result (if a positive number) of: (A) the product of the Adjusted EBITDA for Fiscal Year 2010 multiplied by twelve (12); minus (B) One Hundred and Eighty Million Dollars ($180,000,000); provided, however, that in no event shall the 2010 Earn-Out Payment exceed the applicable Aggregate Cap for the 2010 Fiscal Year. The 2010 Earn-Out Payment, if any, after deducting any Contingent Transaction Expenses, shall be divided into an amount to be paid to Company Stockholders (the “2010 Stockholder Earn-Out Payment”) and an amount to be paid to Eligible Employees under the Incentive Bonus Plan (the “2010 Incentive Bonus Plan Amount”) as provided in Schedule 2.9(f) attached hereto.
               (ii) The Earn-Out Payment, if any, for Fiscal Year 2011 (the “2011 Earn-Out Payment”) shall equal the result (if a positive number) of: (A) the product of the Adjusted EBITDA for Fiscal Year 2011 multiplied by eight (8); minus (B) the sum of (I) One Hundred and Eighty Million Dollars ($180,000,000)plus (II) the 2010 Earn-Out Payment, if any; provided, however, that in no event shall the 2011 Earn-Out Payment exceed the applicable Aggregate Cap for the 2011 Fiscal Year. The 2011 Earn-Out Payment, if any, after deducting any Contingent Transaction Expenses, shall be divided into an amount to be paid to Company Stockholders (the “2011 Stockholder Earn-Out Payment”) and an amount to be paid to Eligible Employees under the Incentive Bonus Plan (the “2011 Incentive Bonus Plan Amount”) as provided in Schedule 2.9(f) attached hereto.
               (iii) The Earn-Out Payment, if any, for Fiscal Year 2012 (the “2012 Earn-Out Payment”) shall equal the result (if a positive number) of: (A) the product of the Adjusted EBITDA for Fiscal Year 2012 multiplied by six and seventy-five hundredths (6.75);
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minus (B) the sum of (I) One Hundred and Eighty Million Dollars ($180,000,000) plus (II) the sum of the 2010 Earn-Out Payment and 2011 Earn-Out Payment, if any; provided, however, that in no event shall the 2012 Earn-Out Payment exceed the applicable Aggregate Cap for the 2012 Fiscal Year. The 2012 Earn-Out Payment, if any, after deducting any Contingent Transaction Expenses, shall be divided into an amount to be paid to Company Stockholders (the “2012 Stockholder Earn-Out Payment”) and an amount to be paid to Eligible Employees under the Incentive Bonus Plan (the “2012 Incentive Bonus Plan Amount”) as provided in Schedule 2.9(f) attached hereto. Parent shall, or shall cause the Surviving Corporation, to maintain all books, records and documentation detailing the calculation of Adjusted EBITDA until 2015.
               (iv) The Contingent Transaction Expenses, if any, payable with respect to the Earn-Out Payment, if any, for any Fiscal Year shall be paid out of, and deducted from, such Earn-Out Payment, as provided below.
          (d) As soon as reasonably practicable after the completion of each Fiscal Year within the Earn-Out Period, but in no event later than ten (10) days after the completion of the audit of Parent’s consolidated financial statements for such Fiscal Year, Parent shall prepare and deliver to the Stockholders’ Representative a statement (an “Adjusted EBITDA Statement”) certified by Parent’s chief financial officer, setting forth in reasonable detail the Parent’s calculation of Adjusted EBITDA for such Fiscal Year and the calculation of the Earn-Out Payment, if any, for such Fiscal Year (including any Contingent Transaction Expenses to be deducted therefrom). In the event that the Stockholders’ Representative objects to Adjusted EBITDA and/or the calculation of the Earn-Out Payment, if any, for such Fiscal Year (collectively, the “Disputed Amounts”) set forth in the Adjusted EBITDA Statement, then within thirty (30) days after the delivery to the Stockholders’ Representative of the Adjusted EBITDA Statement (the “Response Period”), the Stockholders’ Representative shall deliver to Parent (with a copy to the Surviving Corporation) a written notice (an “Objection Notice”) describing in reasonable detail the Stockholders’ Representative’s objections to the Adjusted EBITDA Statement and/or the calculation of the Earn-Out Payment, if any, for such Fiscal Year and setting forth the Surviving Corporation’s Adjusted EBITDA and/or the calculation of the Earn-Out Payment, if any, for such Fiscal Year determined by the Stockholders’ Representative to be correct. During the Response Period, the Stockholders’ Representative and its representatives and advisors shall have reasonable access, subject to an appropriate confidentiality agreement, to the Surviving Corporation’s books and records relating to the Adjusted EBITDA calculation and/or the calculation of any applicable Contingent Transaction Expenses during normal business hours and upon reasonable notice, and to the employees, representatives and agents of Parent and the Surviving Corporation who prepared, or assisted in the preparation of, such calculation. If the Stockholders’ Representative does not deliver an Objection Notice to Parent during the Response Period, or if the Stockholders’ Representative sends written notice to Parent prior to the end of the Response Period that it accepts the Adjusted EBITDA Statement (an “Acceptance Notice”), then the Parent’s calculation of the Adjusted EBITDA and the calculation of the Earn-Out Payment, if any, for such Fiscal Year shall be binding and conclusive on Parent, any and all Earn-Out Eligible Holders and the Stockholders’ Representative.
     In the event the Stockholders’ Representative delivers to Parent an Objection Notice within the Response Period, Parent and the Stockholders’ Representative shall in good faith
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negotiate to settle the Disputed Amounts and Parent shall distribute any amount of an Earn-Out Payment that is not a Disputed Amount (an “Acceptable Amount”) in accordance with Section 2.9(e). If no resolution is reached within thirty (30) days after delivery of the Objection Notice to Parent, then the Disputed Amounts shall be finally settled by an independent nationally recognized accounting firm (the “Accountant”) (which shall not be PriceWaterhouseCoopers LLP nor Deloitte & Touche LLP) jointly selected and engaged by Parent and the Stockholders’ Representative. Parent, the Surviving Corporation and the Stockholders’ Representative shall promptly provide to the Accountant such information as the Accountant may reasonably request in connection with its determination. As promptly as practicable after the engagement of the Accountant, Parent and the Stockholders’ Representative may each prepare and submit a presentation to the Accountant. The Accountant shall act as an expert and not as an arbitrator and all determinations made by the Accountant of the Adjusted EBITDA and/or the calculation of the Earn-Out Payment, if any, for such Fiscal Year shall, in the absence of manifest error, be final, binding and conclusive on Parent, the Surviving Corporation, any and all Earn-Out Eligible Holders and the Stockholders’ Representative. Parent and the Stockholders’ Representative shall each pay fifty percent (50%) of the fees and expenses of the Accountant for its services under this Section 2.9(d). Such fees and expenses of the Accountant payable by Stockholders’ Representative shall be treated as an expense of the Stockholders’ Representative that is reimbursable under the Escrow Agreement and, if insufficient Escrow Funds are available to fully reimburse the Stockholders’ Representative, the unreimbursed portion shall be treated as a Contingent Transaction Expense. Parent and the Stockholders’ Representative agree that the procedure set forth in this Section 2.9(d) for resolving disputes shall be the sole and exclusive method for resolving any such disputes regarding calculation of Adjusted EBITDA and the Earn-Out Payment, if any; provided that this provision shall not prohibit either Parent or the Stockholders’ Representative from instituting litigation to enforce any ruling of the Accountant.
          (e) Within ten (10) days after the Adjusted EBITDA and the calculation of the Earn-Out Payment, if any, for such Fiscal Year becomes binding and conclusive pursuant to Section 2.9(d) (which, for clarity, means when (i) the Stockholders’ Representative delivers an Acceptance Notice with respect to the whole Earn-Out Payment, (ii) the Stockholders’ Representative delivers an Objection Notice with respect to a Disputed Amount, but also delivers an Acceptance Notice with respect to an Acceptable Amount, (iii) the Stockholders’ Representative does not deliver an Objection Notice within the Response Period or (iv) the Accountant notifies Parent and the Stockholders’ Representative of its determination of Adjusted EBITDA and the Earn-Out Payment, if any), Parent shall (1) determine which portion of the Earn-Out Payment for such Fiscal Year (other than any Disputed Amount), after deduction of applicable Contingent Transaction Expenses, if any constitutes the Stockholder Earn-Out Payment for such Fiscal Year and which portion constitutes the Incentive Bonus Plan Amount for such Fiscal Year (2) pay the Stockholder Earn-Out Payment for such Fiscal Year to the Paying Agent for distribution to the Company Stockholders as provided in Schedule 2.9(f) and (3) pay the Incentive Bonus Plan Amount for such Fiscal Year to the Surviving Corporation for distribution to the Eligible Employees as provided in the Incentive Bonus Plan. If any Contingent Transaction Expenses are payable with respect to the aggregate portion of the Earn-Out Payment for such Fiscal Year, then Parent shall deduct from the aggregate portion of the Earn-Out Payment for such Fiscal Year the amount of such Contingent Transaction Expenses
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attributable to such portion of the Earn-Out Payment and distribute such amount to the Paying Agent for further distribution to the Person or Persons to whom they are owed.
          (f) The amount of any Stockholder Earn-Out Payment to be paid to each Company Stockholder and the amount of any Incentive Bonus Plan Amount to be paid to the Eligible Employees shall be calculated and allocated as provided in Schedule 2.9(f) (the “Earn-Out Allocation Schedule”), subject to the conditions and limitations set forth therein, which Schedule has been determined solely by the Company and the Company’s Board of Directors.
          (g) With respect to that portion of the Stockholder Earn-Out Payment to be paid to a Company Stockholder who is an employee of the Company as of the Effective Time as shown on Schedule 2.9(f) and with respect to the Incentive Bonus Plan Amount to be paid to Eligible Employees, Parent shall have the option, in its sole discretion, to pay, in lieu of cash, up to 50% of such payment (the “Stock Election Amount”) through the issuance of a number of shares of Parent Stock (rounded down to the nearest whole number of shares with cash paid in lieu of issuing any fractional shares) equal to the Stock Election Amount divided by the average of the closing prices of Parent Stock as reported on the Nasdaq Global Select Market for the ten (10) Trading Days ending on and including the third Trading Day prior to the date the Earn-Out Payment is scheduled to be paid; provided that in the event of an Elective Termination, Parent shall pay any portion of any Accelerated Incentive Bonus Plan Amount payable to Benjamin D. Fischman, to the extent required to be deferred under the Incentive Bonus Plan pursuant to Section 409A of the Code, in cash and not in Parent Stock.
          (h) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 such amounts as Parent or the Surviving Corporation is required to pay, deduct and/or withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Parent or Surviving Corporation, as applicable, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so paid, deducted and/or withheld by the Parent or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the Earn-Out Eligible Holder in respect of which such deduction and withholding was made.
          (i) [Intentionally Omitted]
          (j) [Intentionally Omitted]
          (k) During the period of time from the Effective Time through the end of Fiscal Year 2012, subject to Schedule 2.9(k):
               (i) Subject to the further provisions of this Section 2.9(k), Surviving Corporation shall operate as a stand-alone operation with the goal of meeting or exceeding the levels of Adjusted EBITDA that would result in the full Earn-Out Payments being distributed in each Fiscal Year. Surviving Corporation shall operate under the supervision and control of the Company Executives. In operating the business, the Surviving Corporation shall comply, and the Company Executives shall cause Surviving Corporation to comply, with Parent’s policies
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and procedures as generally applicable to all subsidiaries, divisions, units and groups of Parent (for example, code of conduct, insider trading, compensation approval and anti-trust), provided such policies or procedures are customary in other comparable companies. Surviving Corporation will, and the Company Executives will cause Surviving Corporation to, participate in the Parent’s budgeting and forecasting process on the same basis as Parent’s other subsidiaries, divisions, units or groups with 100 or more employees. Surviving Corporation will prepare, and the Company Executives shall cause the Surviving Corporation to prepare, an annual operating plan that will include, at a minimum, (1) business strategy and objectives, (2) personnel changes, deletions and additions, and compensation and benefits budgets, (3) revenue plans, (4) expense plans, (5) capital expenditure plans and (6) facility utilization and projected capacity needs that reflect, in the Surviving Corporation’s reasonable judgment, a plan that will meet or exceed the levels of Adjusted EBITDA that would result in the full Earn-Out Payments being earned in each Fiscal Year during the Earn-Out Period (the “Annual Operating Plan”). Each Annual Operating Plan shall be subject to the approval of Parent, which shall not unreasonably withheld, conditioned or delayed. Each Annual Operating Plan shall be updated quarterly during Parent’s re-forecasting process by Surviving Corporation. Any material changes to the Annual Operating Plan (including any changes to any updates to such Annual Operating Plan pursuant to the previous sentence) shall be subject to the approval of Parent, which shall not be unreasonably withheld, conditioned or delayed. Subject to compliance with the provisions of this Section 2.9(k), Surviving Corporation shall have full authority to operate the business within the parameters of the approved Annual Operating Plan (as the same may be updated as described in this Section 2.9(k)(i)). Throughout the Earn Out Period, the Parent Group shall provide access to funds and credit facilities suitable to enable Surviving Corporation to meet its working capital requirements, including without limitation, requirements to fund and secure inventory purchases and post letters of credit to support facility expansion and general corporate matters consistent with the Annual Operating Plan (as the same may be updated as described in this Section 2.9(k)(i)).
               (ii) Subject to Schedule 2.9(k)(ii), the Surviving Corporation shall use the Parent and its current and future subsidiaries (collectively, “Parent Group”) for fulfillment, call center and freight services (as soon as reasonably practicable after the Closing), and shall continue to use the Parent Group for email marketing services.
               (iii) Neither Parent nor Company Executives, nor Surviving Corporation (if Company Executives are no longer employed at Surviving Corporation) shall (or permit any of its Authorized Representatives to) operate the business of the Surviving Corporation and its subsidiaries in a manner that would, or would reasonably be expected to, substantially obstruct, prevent or otherwise materially adversely affect the ability of the Surviving Corporation to attain Adjusted EBITDA in respect of Fiscal Year 2010, Fiscal Year 2011 and Fiscal Year 2012 to the effect of Parent not paying the Aggregate Caps for each year or in the aggregate for all three years.
               (iv) Any and all corporate expenses or services allocated or provided to the Surviving Corporation by the Parent Group after the Effective Time, including any corporate expenses incurred by Surviving Corporation or any member of the Parent Group relating to any legal or regulatory compliance programs, controls or procedures in respect of Surviving
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Corporation’s business and operations, (A) shall be consistent with, and determined on the same basis as, the allocations to Parent Group’s other subsidiaries, divisions, units or groups with 100 or more employees, as reasonably determined by Parent’s general counsel or chief financial officer, (B) shall be charged to the Surviving Corporation at the Parent Group’s cost and (C) shall be included for purposes of calculating the Adjusted EBITDA; provided, however, that the Surviving Corporation shall not be charged for any corporate expenses it or the Parent Group incurs as a result of compliance with SEC, Nasdaq or other regulatory requirements specific to public companies.
               (v) To the extent the Surviving Corporation shall realize cost savings as a result of the corporate expenses and services allocated or provided by Parent, such savings shall be included in the calculation of Adjusted EBITDA.
               (vi) The chief financial officer, controller or senior vice president-finance of Parent, the chief financial officer of the Surviving Corporation and Stockholders’ Representative shall meet on a quarterly basis (within 45 days after the end of each fiscal quarter) to review the financial results of the Surviving Corporation and the Adjusted EBITDA calculation for the prior quarter. During such review, the Stockholders’ Representative and its representatives and advisors shall have reasonable access, subject to an appropriate confidentiality agreement, to the Surviving Corporation’s books and records relating to the Adjusted EBITDA calculation and to the employees, representatives and agents of Parent and the Surviving Corporation who prepared, or assisted in the preparation of, such calculation.
               (vii) Upon request of Surviving Corporation, the Parent Group will use all commercially reasonable efforts to take actions reasonably requested by Surviving Corporation to assist Surviving Corporation to increase revenue and decrease costs, including the following:
     (A) The Parent Group shall use commercially reasonable efforts to introduce the Surviving Corporation to clients of the Parent Group so that the Surviving Corporation may enter into relationships to sell products of those clients (it being understood that Parent makes no guarantee that such clients will enter into such relationships). To the extent the Surviving Corporation shall realize revenue from any client relationships of the Parent Group, such revenue and related earnings shall be included in the calculation of Adjusted EBITDA; and
     (B) The Parent Group shall use commercially reasonable efforts to enable Surviving Corporation to realize cost savings as a result of becoming part of the Parent Group (except as set forth in Section 2.9(k)(x)). Subject to Schedule 2.9(k), the Surviving Corporation shall not, and the Company Executives shall cause Surviving Corporation not to, take any actions not reflected in the Annual Operating Plan (as the same may be updated as described in Section 2.9(k)(i)), or fail to take any actions they would otherwise take in the ordinary course of business, to artificially increase Adjusted EBITDA during any Fiscal Year during the Earn-Out Period (including, for example, the Surviving Corporation shall not reduce the salaries of senior management of the Surviving Corporation or fail to recognize any expense for which an employee or contractor is entitled to be reimbursed in the Fiscal Year in which such expense was incurred).
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               (viii) If any one-time out-of-pocket expense (e.g., a contract termination fee) incurred by the Surviving Corporation in a Fiscal Year in order to generate cost savings (“Synergy Expense”) exceeds the associated cost savings to the Surviving Corporation for the Fiscal Year in which such expense is incurred (“Annual Synergy Savings”), for purposes of calculating Adjusted EBITDA, the expense charged to the Surviving Corporation for such Synergy Expense in the Fiscal Year in which such Synergy Expense is incurred may, at the option of Surviving Corporation, be reduced to an amount equal to the associated Annual Synergy Savings and netted against the associated Annual Synergy Savings and, in such event, the amount by which any Synergy Expense exceeded the associated Annual Synergy Savings shall be carried over and shall be an expense of the Surviving Corporation in the subsequent Fiscal Year for purposes of calculating Adjusted EBITDA for such subsequent Fiscal Year.
               (ix) The Surviving Corporation’s capital expenditures, net of reimbursements and any capital expenditures related to moving call center, fulfillment and freight operations to the Parent Group where applicable, for Fiscal Year 2010, Fiscal Year 2011 and Fiscal Year 2012 shall not exceed the amount specified in the table below (the “Cap-X Limit”). If in any Fiscal Year, the Surviving Corporation’s capital expenditures exceed the Cap-X Limit for such Fiscal Year, the amount by which the Surviving Corporation’s actual capital expenditures exceed the Cap-X Limit shall be an expense to the Surviving Corporation in that Fiscal Year for purposes of calculating EBITDA.

Fiscal Year	Cap-X Limit
2010	$5.0 million
2011	$6.0 million
2012	$6.0 million
               (x) During the Earn-Out Period, no member of the Parent Group (other than Surviving Corporation) shall provide compensation or benefits to employees of the Surviving Corporation (whether in the form of cash, equity or otherwise) without the prior written consent of the Surviving Corporation (as determined by the Company Executives). Prior to any such compensation or benefits being paid pursuant to the prior sentence, Parent, the Surviving Corporation (as determined by the Company Executives) and the Stockholders’ Representative will agree on how such compensation or benefits will be treated for purposes of calculating Adjusted EBITDA. In addition, the expenses set forth in Section (x) of Schedule 2.9(k) shall not be included for purposes of calculating Adjusted EDITDA.
               (xi) The Surviving Corporation may not enter into or consummate any acquisition (whether by purchase of stock or assets, merger or otherwise) without the prior written consent of the Parent and the Stockholders’ Representative. Prior to the grant of any such consent or approval, Surviving Corporation (as represented by the Company Executives), Parent and the Stockholders’ Representative shall confer and mutually agree upon the impact of such acquisition and the related revenues and expenses on the calculation of Adjusted EBITDA.
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               (xii) Any changes in the accounting practices or policies of the Surviving Corporation in a manner inconsistent with those accounting practices and policies of the Company that were consistent with GAAP and used in the preparation of the Company’s Financial Statements (as defined in Section 3.5), which has the effect of increasing or decreasing Adjusted EBITDA during the Earn-Out Period, shall be disregarded. The acceleration of the recognition of any revenue or expense, or the postponement, deferral or avoidance of the incurrence of any revenue, expense or cost, by Surviving Corporation, other than in the ordinary course of business of Surviving Corporation in accordance with GAAP as applied by Parent, which has the effect of increasing or decreasing Adjusted EBITDA during the Earn-Out Period, shall be disregarded, and such revenue, expense or cost shall be deemed recognized or incurred during the period when it would otherwise be recognized or incurred.
          (l) If a Parent Change of Control (as defined below) or a Surviving Corporation Change of Control (as defined below) occurs, (i) Parent shall pay an accelerated Earn-Out Payment (as calculated below) as provided in this Section (an “Accelerated Earn-Out Payment”) and (ii) the calculation for any remaining Earn-Out Payments in the Earn-Out Period shall be adjusted as provided in this Section.
               (i) The “Acceleration Percentage” shall mean:
(a) If a Surviving Corporation Change of Control occurs:
(A) between the Effective Time and the last day of Fiscal 2010, 50%;
(B) during Fiscal 2011, 50% if the 2010 Earn Out Payment is equal to or greater than fifty percent (50%) of the 2010 Aggregate Cap; or 0% if the 2010 Earn Out Payment is less than fifty percent (50%) of the 2010 Aggregate Cap;
(C) during Fiscal 2012, 50% if the sum of (x) the 2010 Earn Out Payment and (y) the 2011 Earn Out Payment is equal to or greater than fifty percent (50%) of the sum of the Aggregate Caps for Fiscal 2010 and 2011; or 0% if the sum of (x) the 2010 Earn Out Payment and (y) the 2011 Earn Out Payment is less than fifty percent (50%) of the sum of the Aggregate Caps for Fiscal 2010 and 2011.
(b) If a Parent Corporation Change of Control occurs:
(A) between the Effective Time and the last day of Fiscal 2010, 50%;
(B) during Fiscal 2011, the lesser of (x) the quotient obtained by dividing the 2010 Earn Out Payment by the 2010 Aggregate Cap and (y) 50%;
(C) during Fiscal 2012, the lesser of (x) the quotient obtained by dividing the sum of (a) the 2010 Earn Out
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Payment and (b) the 2011 Earn Out Payment by the sum of the Aggregate Caps for Fiscal 2010 and 2011 and (y) 50%.
               (ii) Following a Parent Change of Control or Surviving Corporation Change of Control, as the case may be, an Accelerated Earn-Out Payment in the amount equal to Acceleration Percentage multiplied by the sum of the Aggregate Caps for all subsequent Fiscal Years for which Earn-Outs are to be determined shall be paid as provided below.
               (iii) The Earn-Out Payments, if any, for Fiscal Years including and following the year in which the Accelerated Earn-Out Payment is payable, shall be determined by multiplying any such Earn-Out Payment otherwise calculated pursuant to Section 2.9(c) by 100% minus the Acceleration Percentage.
               (iv) Notwithstanding the foregoing, if (i) a Surviving Corporation Change of Control shall occur and (ii) the present value of the consideration to be received by Parent in connection with the Surviving Corporation Change of Control (“Parent Proceeds”) exceeds the sum of (a) One Hundred and Eighty Million Dollars ($180,000,000) plus (b) the Earn Out Payments, if any, earned prior to the date of the Surviving Corporation Change of Control (the sum of clause (a) plus clause (b) shall be the “Prior Payments”), Parent shall pay an Accelerated Earn-Out Payment as an alternative to the amount payable as determined in clause (ii) (the “Alternative Payment”) (but only if the Alternative Payment exceeds the amount payable as determined in clause (ii)) in an amount equal to (a) Parent Proceeds minus the Prior Payments; provided however, that the Alternative Payment plus the Earn-Out Payments, if any earned prior to the date of the Surviving Corporation Change of Control may not exceed One Hundred Seventy Million Dollars ($170,000,000). The amount of the Alternative Payment, if any, shall be credited against and deducted from the Earn Out Payments, if any, as earned after the date of such Surviving Corporation Change of Control on a dollar for dollar basis until the amount of such Alternative Payment has been exhausted.
               (v) Parent shall distribute the Accelerated Earn-Out Payment within ten (10) days after the closing of a Parent Corporation Change of Control or a Surviving Corporation Change of Control. Such payment may be made in cash and shares of Parent Stock as provided in Section 2.9(g). Parent shall (1) determine which portion of the Accelerated Earn-Out Payment, after deduction of applicable Contingent Transaction Expenses, if any constitutes the Accelerated Stockholder Earn-Out Payment and which portion constitutes the Accelerated Incentive Bonus Plan Amount, (2) pay the Accelerated Stockholder Earn-Out Payment to the Paying Agent for distribution to the Company Stockholders as provided in Schedule 2.9(f) and (3) pay the Accelerated Incentive Bonus Plan Amount to the Surviving Corporation for distribution to the Eligible Employees as provided in the Incentive Bonus Plan. If any Contingent Transaction Expenses are payable with respect to such Accelerated Earn-Out Payment, then Parent shall deduct from the Accelerated Earn-Out Payment the amount of such Contingent Transaction Expenses attributable to such Accelerated Earn-Out Payment and distribute such amount to the Paying Agent for further distribution to the Person or Persons to whom they are owed.
               (vi) For the purposes of this Section, the following terms shall have the following meanings:
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     “Parent Corporation Change of Control” means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise in one transaction or a series of transactions) of Parent that results in any third party that is not a stockholder of Parent immediately prior to the Closing becoming the owner of securities of the Parent representing over fifty percent (50%) of the combined voting power of Parent’s then outstanding securities or all or substantially all of Parent’s assets.
     “Surviving Corporation Change of Control” means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise in one transaction or a series of transactions) of Surviving Corporation that results in any third party (other than a direct or indirect subsidiary of Parent) becoming the owner of securities of the Surviving Corporation representing over fifty percent (50%) of the combined voting power of Surviving Corporation’s then outstanding securities or all or substantially all of Surviving Corporation’s assets.
               (vii) Parent shall not effect a Surviving Corporation Change of Control unless: (A) the Parent obtains the written agreement of the acquiring surviving, successor or other Person (the “Successor”) to assume or guarantee, as applicable, the remaining obligations of Parent under this Section 2.9 and (B) such Successor has a net worth equal to or greater than Parent (as demonstrated by each entity’s most recently audited balance sheet). In such event, Parent’s obligations under this Section 2.9 shall be released and discharged.
               (viii) For the avoidance of doubt, in no event shall the Accelerated Earn-Out Payment and the other Earn-Out Payments under this Section 2.9 exceed $170,000,000.
          (m) Parent may in its sole discretion, upon ten (10) business days written notice to the Stockholders’ Representative, terminate the obligations of Parent and its affiliates under this Section 2.9 in exchange for payment by Parent to Stockholders’ Representative of an amount equal to the One Hundred and Seventy Million Dollars ($170,000,000) minus the sum of all Earn-Out Payments paid prior to the date of such notice (the “Elective Termination”). Such payment may be made in cash and shares of Parent Stock as provided in Section 2.9(g). For avoidance of doubt, such payment shall also be considered an “Accelerated Earn-Out Payment” for purposes of this Agreement and shall be paid as provided in Section 2.9(l)(v).
          (n) The interests, if any, of any Earn-Out Eligible Holder in such Earn-Out Eligible Holder’s portion of the Earn-Out Payments, if any, pursuant to this Section 2.9 shall not be assignable or transferable, except by operation of law; provided, however, any Earn-Out Eligible Holder that is an entity may assign its rights to its equity holders in proportion to their equity interests in the entity (it being understood that any attempted assignment or transfer in violation of this Section 2.9(m) shall be null and void). Notwithstanding the foregoing, any Earn-Out Payments that become payable at or after the death of an Earn-Out Eligible Holder shall be paid to the Earn-Out Eligible Holder’s beneficiary or beneficiaries named in the most recent designation that the Earn-Out Eligible Holder filed with the Stockholders’ Representative (or, in the case of any Earn-Out Payments payable under the Incentive Bonus Plan, the Administrator of such Plan) prior to the Earn-Out Eligible Holder’s death; provided that if the Earn-Out Eligible Holder made no such designation or no such beneficiary survives the Earn-Out Eligible Holder, then all such post-death Earn-Out Payments shall be made to the Earn-Out
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Eligible Holder’s estate. Any such designation shall be made in writing on a form provided or approved by the Stockholders’ Representative or such Administrator, as the case may be, shall automatically revoke any prior designation made by such Earn-Out Eligible Holder, and shall not be effective until actually received by the Stockholders’ Representative or such Administrator, as the case may be. If the deceased Earn-Out Eligible Holder was an employee of the Surviving Corporation or its subsidiaries as of the date of death, any future Earn-Out Payments to such beneficiaries or estate may continue to include the Stock Election Amount, subject to the limitations set forth in Section 2.9(g). Notwithstanding the foregoing, the right of Eligible Employees or their beneficiaries or estates to receive payment in respect of any Earn-Out Payments payable under the Incentive Bonus Plan in the event of the death of the Eligible Employee shall be subject in all events to the terms and conditions of the Incentive Bonus Plan.
          (o) Until final determination and payment (if any) of the 2012 Earn-Out Payment, Parent shall not, and members of the Parent Group shall not, enter into or permit to exist any agreement, contract, or other commitment that prohibits Parent from paying the Earn-Out Payments in accordance with the terms of this Agreement (whether paid entirely in cash or paid partly in shares of Parent Stock). If at any time an Earn-Out Payment is not paid when due hereunder, in addition to all other rights and remedies the Company may have, Parent agrees that interest shall accrue on any such overdue payment at a non-compounding annual rate of twelve percent (12%).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Knowing that Parent and Acquisition Sub are relying thereon, Company represents and warrants to Parent and Acquisition Sub as follows, subject, in any case, to the exceptions provided in the Company Disclosure Schedule:
     Section 3.1 Organization and Qualification; Subsidiaries.
          (a) Section 3.1(a) of the Company Disclosure Schedule contains a complete and accurate list of each subsidiary of Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be and the capitalization of each such subsidiary. Each of Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Company has heretofore delivered to Parent accurate and complete copies of the certificates of incorporation and bylaws (or similar governing documents), as currently in effect, of each of Company and its subsidiaries. The respective articles of incorporation and bylaws or other organizational documents of the subsidiaries of Company do not contain any provision limiting or otherwise restricting the ability of Company to control such subsidiaries. Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise
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financially support any corporation, partnership, joint venture or other business association or entity other than the subsidiaries of Company identified on Section 3.1(a) of the Company Disclosure Schedule.
          (b) Each of Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The term “Company Material Adverse Effect” means (x) a material adverse effect on the business, assets (whether tangible or intangible), results of operations, prospects or condition (financial or otherwise) of Company and its subsidiaries, taken as whole; provided, however, that no event, effect, change, development, circumstance, condition or occurrence arising out of the following, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) general economic conditions; (ii) conditions generally affecting industries in which Company operates, which do not have a materially disproportionate effect (relative to other industry participants) on Company and its subsidiaries taken as a whole; (iii) the entering into or the public announcement or disclosure of this Agreement or the transactions contemplated hereby by reason of the disclosure of the identity of Parent, or the performance of this Agreement or the transactions contemplated hereby; (iv) any actions taken by Company or any of the Principal Stockholders after the date hereof with the written consent of Parent pursuant to Section 5.1; (v) any changes in applicable Legal Requirements or accounting regulation or principle effected after the date hereof; (vi) failure by Company or any of its subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the underlying causes of such failure shall be considered, subject to the other exceptions set forth in this definition, in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), or (vii) any acts of God, national or international hostilities, war (whether or not declared) or terrorism, which do not have a materially disproportionate effect (relative to other participants operating in industries in which Company operates) on Company and its subsidiaries taken as a whole; or (y) any event, effect, change, development, circumstance, condition or occurrence that would reasonably be expected to prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated hereby.
     Section 3.2 Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of Company consists of 192,500,000 shares of stock consisting of (i) 180,000,000 shares of Company Common Stock, of which 15,700,520 shares are issued and outstanding and of which no shares are held in Company’s treasury, and (ii) 12,500,000 shares of preferred stock, par value $0.001 per share, all of which have been designated “Series A Convertible Preferred Stock,” 12,500,000 of which are issued and outstanding. As of the date of this Agreement, (i) 12,687,500 shares of Company Common Stock are subject to issuance pursuant to the exercise of Company Options and (ii) 15,625,000 shares of Company Common Stock are issued as Company Restricted
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Shares. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Employee Plans which grant awards of any of the foregoing, and no other outstanding contractual rights to which Company is a party the value of which is based on the value of Company Common Stock, (iii) no bonds, debentures, notes or other indebtedness of Company or any subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote, (iv) no securities of Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company, (v) no options or other rights to acquire from Company or its subsidiaries and, no obligations of Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company and (iv) no equity equivalent interests in the ownership or earnings of Company or its subsidiaries (collectively, “Company Securities”). Section 3.2(a) of the Company Disclosure Schedule is a true, complete and correct list of all of the securityholders of Company, including, without limitation, all holders of Company Stock or other Company Securities (including Company Options) held by each securityholder of Company as of the date of this Agreement and indicating, with respect to each Company Option then outstanding, the exercise price, the number of shares of Company Common Stock into which each such Company Option is exercisable, and the expiration date of such Company Option, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated automatically by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger by reason of the terms of any agreement between Company and any Person. There are no outstanding obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except as set forth in the Company Certificate of Incorporation. There are no stockholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Company. To the Knowledge of Company or any of its subsidiaries, there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock or the other voting securities of Company. There are no agreements requiring Company to contribute to the capital of, or lend or advance funds to, any subsidiaries of Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Stock. The information set forth in Sections 2.2(a)(iii), 2.4(e) and 3.2(a) of the Company Disclosure Schedule, including the portion of the Total Merger Cash Consideration to be delivered to each Company Securityholder and the Escrow Agent for the account of each Company Securityholder, is true, complete and accurate as of the date hereof, and the information in such Sections of the Company Disclosure Schedule updated by Company pursuant to the terms of this Agreement will be true, complete and accurate as of immediately prior to the Effective Time, and the calculations performed to compute such information will be, as of immediately prior to the Effective Time, accurate and in accordance with the terms of this Agreement, the Company Certificate of Incorporation and Company’s bylaws and all other agreements and instruments among Company and the Company Securityholders, in each case as in effect as of immediately prior to the Effective Time, after giving effect to any and all amendments or modifications thereof or waivers thereunder effected
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in connection with the transactions contemplated hereby. Other than in connection with any conversion of shares of Company Stock, Company Options or Company Restricted Shares pursuant to Article II, no Person has any agreement with Company to acquire any Merger Consideration. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, with respect to each Company Stockholder: (i) such Stockholder is the record holder of the shares of the Company Stock set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule next to such Company Stockholder’s name and, to the Knowledge of Company or any of its subsidiaries, has good and valid title to such shares of Company Stock, free and clear of any Liens; (ii) such shares of Company Stock are the only shares of the capital stock of the Company held of record by such Company Stockholder; (iii) to the Knowledge of Company or any of its subsidiaries, such Company Stockholder has the ability to vote all of such Company Stockholder’s shares of Company Stock at any meeting of the stockholders of the Company, or by written consent in lieu of any such meeting; and (iv) to the Knowledge of Company or any of its subsidiaries, such Company Stockholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of such Company Stockholder’s shares of Company Stock. All of the issued and outstanding shares of capital stock of Company have been duly authorized and validly issued, and are fully paid and nonassessable with no liability attaching to the ownership thereof. There exists no right of first refusal or other preemptive right with respect to any of the capital stock or other securities of any of Company or its subsidiaries or any business or assets of any of Company or its subsidiaries.
          (b) All of the outstanding capital stock of Company’s subsidiaries is owned by Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of any Legal Requirement). There are no securities of Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, by Company or any of its subsidiaries of any capital stock or other ownership interests in or any other securities of any subsidiary of Company. There are no outstanding contractual obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Company. All of the issued and outstanding shares of capital stock of each of Company’s subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to, any asset, property or property interest; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes to the extent that the payment thereof is (A) not in arrears or otherwise due or (B) contested in appropriate proceedings and for which adequate reserves have been recorded on the Financial Statements, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in Company’s business in the manner in which it is currently used, (iii) liens to secure landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with or to secure payment of,
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worker’s compensation, unemployment insurance or old age pension programs in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials, or supplies and other similar liens incurred in the ordinary course of business consistent with past practice, or (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.
          (c) All Company Stock, Company Options, all capital stock of Company’s subsidiaries and any other Company Securities outstanding have been offered, issued, and sold by Company in compliance with applicable federal and state securities laws.
          (d) To the Knowledge of Company or any of its subsidiaries, no stockholder of Company has granted options or other rights to purchase any Company Stock, Company Options or any other Company Securities from such stockholder.
     Section 3.3 Authority Relative to this Agreement; Board Recommendation.
          (a) Company Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to approval of the holders of Company Stock, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of the Merger and this Agreement by the holders of Company Stock. This Agreement has been duly executed and delivered by Company and, assuming this Agreement has been duly authorized, executed and delivered by Parent and Acquisition Sub, constitutes a valid and binding obligation of Company enforceable in accordance with its terms.
          (b) Board Recommendation. Company’s board of directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the transactions contemplated hereby to the holders of Company Stock, and none of such actions by Company’s board of directors has been amended, rescinded, or modified.
     Section 3.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby by Company will not, (a) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, suspension, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a Lien on assets under (“Violate”) any provision of the certificate of incorporation or bylaws of Company or the comparable governing instruments of any subsidiary of Company or (b) materially Violate any material loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other written or oral material agreement or instrument, permit, concession, franchise, license or material Legal Requirement applicable to Company, any
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of its subsidiaries, or any properties or assets of Company or any of its subsidiaries. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by (each a “Government Consent”) any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated by this Agreement, except for (x) the filing of a premerger notification report and all other required documents by Parent and Company, and the expiration or termination of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any similar required foreign antitrust filings (if applicable) and (y) the filing of the Certificate of Merger in accordance with the DGCL.
     Section 3.5 Financial Statements.
          (a) The following financial statements (collectively, the “Financial Statements”) that have been provided to Parent: (i) the audited consolidated balance sheets of Company as of January 31, 2009 and February 2, 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended January 31, 2009 and for the fiscal period from October 31, 2007 to February 2, 2008, including the notes thereto, (ii) the audited consolidated balance sheets of SmartBargains, Inc. as of December 11, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal period from February 4, 2007 to December 11, 2007, including the notes thereto (the financial statements referred to in (i) and (ii) hereof being collectively referred to as “Company’s Audited Financial Statements”), and (iii) the unaudited consolidated balance sheet of Company as of August 1, 2009 (the “Balance Sheet”) and related statements of income, stockholders’ equity and cash flows for the fiscal year-to-date period then ended, in the case of clauses (i) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented and, in the case of clause (iii) have been relied upon by management and prepared consistent with past practice of Company. The Financial Statements are complete and correct, are in accordance with the books and records of Company and present fairly, in all material respects, the financial consolidated condition and results of operations of Company and its subsidiaries as of the dates and for the periods indicated.
          (b) To the Knowledge of Company or any of its subsidiaries, Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of Company, its employees with accounting or finance responsibilities or who are among the persons included in the definition of “Knowledge”, nor, to the Knowledge of Company or any of its subsidiaries, Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the
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Controls or the Financial Statements. To the Knowledge of Company or any of its subsidiaries, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. Company has in place a revenue recognition policy consistent with GAAP.
     Section 3.6 Absence of Changes. Except as set forth in Section 3.6 to the Company Disclosure Schedule, (i) since January 31, 2009, there have been no events, changes or effects with respect to Company or its subsidiaries that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (ii) since August 1, 2009, there have been no events, changes or effects with respect to Company or its subsidiaries that would not have been permitted without the consent of Parent under Section 5.1 had they occurred after the execution of this Agreement, except where the same has been approved in writing by Parent under Section 5.1; provided, however, that, for purposes of clause (ii) of this Section 3.6, conditions set forth in any subsection of Section 5.1(b) providing for “consultation with Parent” shall be disregarded.
     Section 3.7 Absence of Undisclosed Liabilities. Company and its subsidiaries do not have any Indebtedness or other liabilities or obligations (whether known, unknown, mature, unmature, absolute or contingent) which are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto or are of a nature not required by GAAP to be reflected in a balance sheet because the amount of loss with respect to such contingent liability cannot be reasonably estimated, except for (a) liabilities and obligations shown on the Balance Sheet, and (b) liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically and have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Lien on any asset of Company or any of its subsidiaries.
     Section 3.8 No Default. None of Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any Contract or Company Permit or (c) any Legal Requirement applicable to Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Company or any of its subsidiaries, threatened against
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Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or arbitrator which would be reasonably expected to result in material costs, losses, fines, penalties, settlements, awards, royalties, lost business opportunities, front pay or back pay orders, equitable relief, remediation or other damages to Company or its subsidiaries, if determined adversely, result in an injunction preventing Company or any of its subsidiaries from offering any current or presently contemplated products or services, or affect the validity, enforceability or ability to use or own any Company Intellectual Property or would reasonably be expected to prevent or significantly delay the consummation of the transactions contemplated by this Agreement. None of Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.10 Compliance with Applicable Law.
          (a) Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Company Permits”) all of which are valid and in full force and effect in all material respects, subject to any conditions imposed by any such authority, and no notice of revocation has been received or is pending or, to the Knowledge of Company or any of its subsidiaries, threatened, in respect thereof, and, to the Knowledge of Company or any of its subsidiaries, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Company Permit that currently is in effect. Neither Company nor any of its subsidiaries has any Knowledge that any Governmental Entity is considering limiting, suspending, revoking or refusing to grant or renew any Company Permit. Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
          (b) The businesses of Company and its subsidiaries are not being conducted in violation of any Legal Requirement, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of its subsidiaries has any Knowledge that any Governmental Entity is investigating Company or any of its subsidiaries other than ordinary course background checks and administrative reviews or an ordinary course review of the transactions contemplated hereby. To the Knowledge of Company or any of its subsidiaries, no investigation or review by any Governmental Entity with respect to Company or its subsidiaries is pending or threatened, in any case other than such investigations or reviews as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.11 Personnel.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all employees, consultants or independent contractors of Company or any of its subsidiaries as of
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the date hereof, including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid or payable for the fiscal year ended January 31, 2009 or any accrued and unpaid bonus scheduled for or paid or agreed to be paid for any future period and any Fair Labor Standards Act status.
          (b) Company and its subsidiaries are in compliance in all material respects with Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Company or its subsidiaries within the six (6) months prior to Closing. “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          (c) Neither Company nor any of its subsidiaries is subject to any collective bargaining agreement or other labor union contract, and no employee of Company or any subsidiary of Company is represented by a labor union. There is not pending or, to the Knowledge of Company or any of its subsidiaries, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of Company or any of its subsidiaries, and no union organizing activities are taking place or have taken place with respect to such employees. To the Knowledge of Company or any of its subsidiaries, there are no material activities or proceedings of any labor union or organization or employee representative to organize any employees of Company or its subsidiaries.
          (d) To the Knowledge of Company or any of its subsidiaries, none of Company’s or any of its subsidiaries’ officers or key employees or key independent contractors intend to terminate his or her relationship with Company or its subsidiaries for any reason, including, without limitation, as a result of the transactions contemplated hereby.
     Section 3.12 Employee Benefit Plans; Labor Matters.
          (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Company would be deemed a “single employer” within the meaning of Section 414 of the Code, or to which Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former
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employee of Company or any subsidiary (the “Employee Plans”). Except with respect to the Incentive Bonus Plan to be adopted by the Surviving Corporation effective as of the Effective Time, neither Company, any subsidiary nor any ERISA Affiliate has any legally binding commitment or formal plan to create any additional employee benefit plan which, if created, would constitute an Employee Plan, or to modify or change any existing Employee Plan that would affect any employee or former employee of Company or any subsidiary.
          (b) With respect to each Employee Plan, Company has heretofore delivered or made available to Parent (i) true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a summary of the material terms thereof); (ii) any related trust or other funding vehicle; (iii) any reports or summaries required under ERISA or the Code; (iv) the most recent determination letter issued by the Internal Revenue Service (the “IRS”), or if none, IRS opinion or advisory letter issued with respect to each Employee Plan intended to qualify under section 401 of the Code; (v) copies of all material correspondence (including all closing letters, audit finding letters, revenue agent findings and similar documents) to or from any governmental agency relating to any Employee Plan (including the Department of Labor and the IRS); (vi) the results of all discrimination testing performed with respect to each Employee Plan for the most recent three (3) years; (vii) stop loss insurance policies; and (viii) all administrative service agreements, group annuity contracts, group insurance contracts and similar written agreements and contracts relating to each Employee Plan.
          (c) None of the Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and no Employee Plan is subject to 302, 303, 304 or Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code. No liability under Title IV or sections 302, 303 or 304 of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due).
          (d) Neither Company nor any subsidiary, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Company or any subsidiary, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code, in any case which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA, the Code and the Massachusetts Health Reform Act. There is no pending, threatened or, to the Knowledge of Company, anticipated action, suit, claim, audit, inquiry or proceeding relating or with respect to the Employee Plans by any employee, participant, IRS or Department of Labor.
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          (f) Each Employee Plan intended to be “qualified” within the meaning of section 401(a) of the Code is subject to a currently effective favorable determination, notification, advisory or opinion letter, as applicable, as to its qualification status from the IRS or still has a remaining period of time under applicable Treasury Regulations.
          (g) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code section 409A(d)(1)) is in compliance with Code section 409A and the rules and regulations issued thereunder as to both form and operation, except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Company is not a party to, and is not otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of the Tax imposed by section 409A(a)(1)(B) of the Code. To the Knowledge of the Company or any of its subsidiaries, no stock or equity unit option granted under any Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. The earn-out allocation determined by the Company and set forth on the Earn-Out Allocation Schedule either complies with or is exempt from Section 409A of the Code. The Incentive Bonus Plan either complies with or is exempt from Section 409A of the Code. Any discretion granted to the Incentive Bonus Plan Administrator will be limited in all respects by Section 409A of the Code, if applicable, and none of the actions that the Administrator may properly take under the Incentive Bonus Plan could result in the Incentive Bonus Plan’s not complying with or being exempt from Section 409A of the Code.
          (h) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (i) Company has disclosed all “parachute payments” and “excess parachute payments” as defined by section 280G of the Code and the regulations and guidance issued with respect to section 280G of the Code in Section 3.12(i) of the Company Disclosure Schedule. No amounts payable by the Company or its affiliate will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.
          (j) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as provided under any applicable unemployment compensation Legal Requirement and except as set forth in Section 3.12(j)(1) of the Company Disclosure Schedule, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, except as set forth in Section 3.12(j)(2) of the Company Disclosure Schedule.
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          (k) There are no pending or, to the Knowledge of Company or any of its subsidiaries, threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).
          (l) There are no material controversies pending or, to the Knowledge of Company or any of its subsidiaries, threatened between Company or any of its subsidiaries and any of their respective employees.
          (m) Except as provided for in this Agreement, neither Company nor any of its subsidiaries is a party to any oral or written (i) employment or consulting agreements not terminable on thirty (30) days’ or less notice, (ii) agreement with any executive officer or other key employee of Company or any of its subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Company or any of its subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of Company or any of its subsidiaries providing any term of employment or compensation guarantee or (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.
     Section 3.13 Environmental Laws and Regulations.
          (a) Company and each of its subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of its subsidiaries has received any communication (written or oral), whether from a Governmental Entity, Person, group, employee or otherwise, that alleges that Company or any of its subsidiaries is not in such material compliance, and, to the Knowledge of Company or any of its subsidiaries, there are no circumstances that would reasonably be likely to prevent or interfere with such material compliance in the future. All permits and other governmental authorizations currently held by Company or any of its subsidiaries pursuant to the Environmental Laws are identified in Section 3.13 of the Company Disclosure Schedule.
          (b) There is no Environmental Claim pending or, to the Knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or against any Person whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.
          (c) To the Knowledge of Company or any of its subsidiaries, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without
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limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against Company or any of its subsidiaries or against any Person whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.
          (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.13 of the Company Disclosure Schedule, (ii) to the Knowledge of Company or any of its subsidiaries, all underground storage tanks, and the capacity and contents of such tanks, located on property owned, operated, or leased by Company or any of its subsidiaries are identified in Section 3.13 of the Company Disclosure Schedule, (iii) to the Knowledge of Company or any of its subsidiaries, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company or any of its subsidiaries, (iv) to the Knowledge of Company or any of its subsidiaries, no polychlorinated biphenyls (“PCBs”) are used or stored at any property owned or leased by Company or any of its subsidiaries, (v) to the Knowledge of Company or any of its subsidiaries, all underground storage tanks owned, operated, or leased by Company or any of its subsidiaries and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date), and (vi) all properties formerly owned or operated by Company, or any subsidiary, affiliate (excluding any Company Stockholder), or predecessor thereof are identified in Section 3.13 of the Company Disclosure Schedule, and there are no violations of Environmental Laws associated with such properties (other than such violations that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect) nor are there any Environmental Claims related to any of Company’s or its subsidiaries’ actions or omissions with respect to such properties that are pending or, to the Knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or against any Person whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.
     For purposes of this Agreement, the following terms shall have the following meanings:
     “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
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     “Environmental Laws” means all Legal Requirements and laws, including common laws relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
     “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products as well as Hazardous Substances as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.
     Section 3.14 Taxes.
          (a) For purposes of this Agreement:
               (i) “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, unclaimed property taxes, escheat taxes and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;
               (ii) “Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any and all attachments, amendments and supplements thereto;
               (iii) “Taxing Authority” means any and all federal, state, local and non-U.S. governments, agencies, and political subdivisions of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax; and
               (iv) “Treasury Regulations” means the regulations promulgated under the Code.
          (b) All Tax Returns required to be filed by or with respect to Company or any of its subsidiaries have been or will be timely filed and are or will be true, correct, and complete
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in all material respects. Each of Company and its subsidiaries have paid all Taxes required to be paid by it (whether or not shown on a Tax Return), except to the extent that adequate reserve therefor has been made on the Balance Sheet.
          (c) No Person has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to Company or any of its subsidiaries and no power of attorney has been granted by or with respect to Company or any of its subsidiaries with regard to any matters relating to Taxes.
          (d) No Taxes of or with respect to Company or any of its subsidiaries are being contested as of the date hereof and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding Taxes of or with respect to, Company or any of its subsidiaries.
          (e) Neither Company nor any of its subsidiaries conducts any business in or derives income from any state, local or non-U.S. jurisdiction other than those jurisdictions for which Tax Returns have been timely filed by or with respect to Company or its subsidiaries. No claim has ever been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by Company or any of its subsidiaries that Company or any of its subsidiaries is subject to Tax in that jurisdiction. Section 3.14(e) of the Company Disclosure Schedule lists all jurisdictions in which Tax Returns are required to be filed, or Taxes required to be paid, by or with respect to Company or any of its subsidiaries.
          (f) There are no liens for Taxes on any assets of Company or any of its subsidiaries except for Taxes not yet due and payable.
          (g) Company and each of its subsidiaries has complied with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar Legal Requirements, and has, within the time and in the manner prescribed by the applicable Legal Requirements, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. Company and each of its subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. Except as set forth on Section 3.14(g) of the Company Disclosure Schedule, Company and each of its subsidiaries (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority, or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.
          (h) Since January 31, 2009, no Person has (i) changed any financial or Tax accounting methods, policies or practices of or with respect to Company or any of its subsidiaries except as required by a change in GAAP, (ii) made, revoked, or amended any Tax election of or with respect to Company or any of its subsidiaries, (iii) filed any amended Tax Return or claim for refund of or with respect to Company or any of its subsidiaries, or (iv) settled or compromised any Tax liability or refund of or with respect to Company or any of its subsidiaries.
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          (i) Except for the affiliated group of which Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.
          (j) Neither Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that (i) requires Company or any of its subsidiaries to make any Tax payment to or for the account of any other Person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Company or any of its subsidiaries from any other Person.
          (k) The Company and each of its subsidiaries (i) has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated and (ii) has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Agreement, the term “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).
          (l) Neither Company nor any of its subsidiaries shall be required to include in a Tax period ending after the Closing Date taxable income attributable to income that accrued in a prior Tax period but was not recognized in any prior Tax period. Neither Company nor any of its subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar state, local or foreign Legal Requirement) by reason of a change in accounting method or otherwise, and, the IRS or other applicable Taxing Authority has not proposed any such adjustment or change in accounting method.
          (m) No Tax liability has been incurred by or with respect to Company or any of its subsidiaries since January 31, 2009, except for Taxes incurred in the ordinary course of business.
          (n) The Tax Returns of or with respect to Company and each of its subsidiaries for all taxable years and periods ending prior to January 31, 2006 (i) have been examined and the taxable years or periods closed by the relevant Taxing Authority, and no adjustments to such Tax Returns were made, or (ii) have not been examined but the statute of limitations with respect to all such Tax Returns have expired.
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          (o) Company and each of its subsidiaries has made available to Parent and Acquisition Sub true and complete copies of all Tax Returns for each of the taxable years and periods ending on or after January 31, 2006.
          (p) All written communications to or from any Taxing Authority have been made available to Parent and Acquisition Sub for inspection. No written ruling has been received from any Taxing Authority by or with respect to Company or any of its subsidiaries. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to Company or any of its subsidiaries.
          (q) Neither Company nor any of its subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
          (r) Section 3.14(r) of the Company Disclosure Schedule sets forth the amounts of net operating loss and credit carryovers, if any, of Company and its subsidiaries, and the dates on which such carryovers expire. The use of such net operating loss or credit carryovers is not subject to limitations imposed by Section 382 or Section 383 of the Code (or any similar provision of state, local or non-U.S. law).
          (s) Section 3.14(s) of the Company Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of Company each of its subsidiaries for U.S. federal and state Tax purposes.
          (t) All related party transactions involving Company or any of its subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local and non-U.S. law. Neither Company nor any of its subsidiaries is a party to any cost-sharing agreement or similar arrangement which is not a “qualified cost sharing arrangement” with the meaning of Treasury Regulations Section 1.482-7. All intercompany payments have been calculated in accordance with Treasury Regulations Section 1.482-7. Company and each of its subsidiaries has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.
          (u) None of the assets of Company or any of its subsidiaries is (i) required, pursuant to Section 168(g) of the Code, to be depreciated under the “alternative depreciation system” within the meaning of Section 168(g)(2) of the Code, (ii) subject to the provisions of Section 168(f) of the Code, or (iii) subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code.
          (v) Neither Company nor any of its subsidiaries has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise
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constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
          (w) Neither Company nor any of its subsidiaries has or have ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.
          (x) Except as disclosed on Section 3.14(x) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in the accelerated vesting of, any payment or benefit to any employee, officer, director or consultant of Company or any of its subsidiaries. Except as disclosed on Section 3.14(x) of the Company Disclosure Schedule, no amount paid or payable by Company or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as disclosed on Section 3.14(x) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or former independent contractor of the Company or any of its subsidiaries that, considered individually or considered collectively with any other such agreement, plan, arrangement or other contract, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code, nor will Company or any of its subsidiaries be required to “gross up” or otherwise compensate or reimburse any such person because of the imposition of any excise tax.
     Section 3.15 Intellectual Property.
          (a) For the purposes of this Agreement, the following terms have the meanings set forth below:
               (i) “Company Intellectual Property” means all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of Company or its subsidiaries with respect to any Intellectual Property Rights, including without limitation Registered Intellectual Property Rights, that are necessary to or used in the operation of the business of Company and its subsidiaries.
               (ii) “Company Product” means any product or service offering of Company or any of its subsidiaries being marketed, sold, licensed or distributed by Company or any of its subsidiaries as of the date of this Agreement or from the date of this Agreement through and including the Effective Time, excluding inventory acquired from third parties.
               (iii) “Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws (whether common law or statutory) of the United States or any other jurisdiction or under
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any international convention of whatever nature and in whatever form: (A) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (collectively, “Patents”); (B) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (C) all copyrights, copyrights registrations and applications therefor (collectively, “Copyrights”); (D) all uniform resource locators, e-mail and other internet addresses (collectively, “URLs”); (E) all trade names, brand names, corporate names, registered designs, logos, trademarks, service marks and trademark and service mark registrations and applications therefor and all goodwill associated therewith, and domain names and applications and registrations therefor (collectively, “Trademarks”); (F) all inventions, trade dress, formula, database rights, rights in Software, moral rights, performers rights, know-how, other intellectual property rights including all permits; and (G) any similar, corresponding or equivalent industrial, intellectual or commercial rights or property subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, and whether vested, contingent or future, and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing, and all rights under permits, laws or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights.
               (iv) “Registered Intellectual Property Rights” means all United States and foreign: (1) Patents; (2) Trademarks; (3) Copyrights; (4) URL registrations; and (5) any other Intellectual Property Right, in each case that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any state, government or other public legal authority at any time.
               (v) “Software” means any computer program, operating system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any databases necessary to operate any such computer program, operating or other system, application, firmware or software.
          (b) Section 3.15(b) of the Company Disclosure Schedule lists all Company Intellectual Property consisting of Patents, Copyrights, Trademarks, and Registered Intellectual Property (except for URLs), and the Patents, Copyrights, Trademarks and Registered Intellectual Property (except for URLs) so listed constitute all of the Patents, Copyrights and Trademarks that are necessary to or used in the business of Company and its subsidiaries. With respect to Registered Intellectual Property Rights owned by Company or any of its subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”), Section 3.15(b) of the Company Disclosure Schedule also sets forth a brief description of the intangible, the record
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owner of such Company Registered Intellectual Property Rights, the registration or application number, and the jurisdictions in which each of the Company Registered Intellectual Property Rights has been issued or registered or in which any such application for issuance or registration has been filed. Section 3.15(b) of the Company Disclosure Schedule also lists any pending proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or arbitrator related to any Company Registered Intellectual Property Right or any other Company Intellectual Property. Section 3.15(b) of the Company Disclosure Schedule also lists Company Intellectual Property consisting of Software other than off-the-shelf Software (“Material Software”).
          (c) Company and its subsidiaries have no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Company or its subsidiaries has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud with respect to such application.
          (d) Each Company Registered Intellectual Property Right is valid and subsisting (or, in the case of application, applied for), and to the Knowledge of Company or any of its subsidiaries, enforceable, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid, has not expired or been cancelled, and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, each item of Company Intellectual Property owned by Company was created as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable) for and on behalf of Company by employees of Company, except to the extent such Intellectual Property Rights in such Company Intellectual Property have been irrevocably assigned or licensed to Company as of the Closing Date pursuant to a valid written document, a true, correct and complete copy of which document has been made available to Parent. Without limiting the foregoing, none of the Patents listed on Section 3.15(b) of the Company Disclosure Schedule is currently involved in any interference, reissue, reexamination or opposition proceeding, and, to the Knowledge of Company or any of its subsidiaries, there has been and is no claim or assertion to the contrary.
          (e) All Company Intellectual Property will be fully transferable, alienable or licensable to the Surviving Corporation by Company by operation of the Merger without restriction and without payment of any kind to any third party.
          (f) Each item of Company Intellectual Property owned by the Company is free and clear of any Liens, other than non-exclusive licenses.
          (g) Company is the exclusive owner, or, to the extent not owned by Company, Company has and at all times had the valid right and necessary licenses to use, all Intellectual Property Rights that are necessary to the operation or conduct of its business.
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          (h) No third party has any rights to any Company Intellectual Property owned by Company or its subsidiaries (other than non-exclusive license rights).
          (i) No Company Intellectual Property, or its past or current uses or future use as presently contemplated, has violated, misappropriated, interfered with or infringed upon, or is violating, misappropriating, interfering with or infringing upon any Intellectual Property Rights or other proprietary right of any Person, nor to the Knowledge of Company or any of its subsidiaries, has any Company Intellectual Property been violated, misappropriated, interfered with or infringed upon by any Intellectual Property Rights or other proprietary right of any Person. No proceeding is pending or is threatened, nor, to the Knowledge of Company or any of its subsidiaries, has any claim or demand been made, which: (i) claims that the operation of the business of Company or any of its subsidiaries or any act, product, technology or service of Company or any of its subsidiaries infringes or misappropriates any Intellectual Property Right of any Person or (ii) challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Company or any of its subsidiaries of any or all of the Company Intellectual Property.
          (j) To the Knowledge of Company or any of its subsidiaries, no Person is infringing or misappropriating any Company Intellectual Property.
          (k) No Company Intellectual Property owned by Company or any of its subsidiaries is subject to any pending proceeding or outstanding order that restricts and/or conditions in any manner the use, transfer or licensing thereof by Company or any of its subsidiaries or which would reasonably be expected to materially adversely affect the validity, use or enforceability of such Company Intellectual Property.
          (l) With respect to Material Software, neither Company nor any of its subsidiaries has experienced any material defects in such Material Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, or any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware (collectively “Threats”) that could permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems (or all parts thereof) or data or other software of users. Company and its subsidiaries use commercially reasonable efforts, having due regard for the heightened risk profile for the industries in which Company and its subsidiaries operate, to protect personally identifiable information, and detecting and correcting Threats, and Company and its subsidiaries have established and at all times maintained appropriate administrative, technical, and physical safeguards designed to ensure the integrity, confidentiality, availability of the Company’s or any of its subsidiaries’ information technology systems and the data stored on such systems. Company and its subsidiaries have disaster recovery and business continuity plans, procedures and facilities for the business that are commercially reasonable for use in the online retail, data processing, information technology, and software industries. There have been no unauthorized intrusions or breaches of the security of the information technology systems of Company and its subsidiaries, nor have there been any unauthorized uses or disclosures of data (including personally identifiable information) stored on such systems (any such event, a “Security Breach”).
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          (m) Company and its subsidiaries have maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of Company or its subsidiaries in connection with or related to Company business or the business of any of its subsidiaries (“Company Web Sites”). Since January 1, 2005, during Company’s or its subsidiaries’ Web or Internet operations, activity, conduct, or business, Company’s and its subsidiaries’ privacy statements or policies have been made available to users of Company Web Sites in a manner consistent with normal industry practices. Such statement or policy, along with Company’s and its subsidiaries’ collection, maintenance, and use of user data and information and transfer thereof to the Surviving Corporation under this Agreement by operation of the Merger, complies in all material respects with applicable Legal Requirements, including without limitation laws of the U.S. Federal Trade Commission. The Company’s and its subsidiaries’ business is, in all material respects, consistent with and compliant with applicable Legal Requirements regarding operations, business, transactions, commerce, or activities operated, conducted, or transacted, and regarding communications transmitted, received, or stored, in whole or in part, via, through, over, in connection with, or related to the Web or the Internet, including, but not limited to, the sale and purchase of goods and services, financial services, taxation and customs and duties, the supply of goods and services on credit, promotional activities and advertising, privacy and data protection, security and encryption, distance contracts, language requirements, storing and publishing and transferring information, and shipping and importing and exporting.
          (n) With respect to the Software listed on Section 3.15(b) of the Company Disclosure Schedule to the extent it is developed or maintained by Company or any of its subsidiaries: (i) Company and its subsidiaries maintain commercially reasonable practices with respect to the development, maintenance, documentation and storage of such Software; and (ii) none of Company and its subsidiaries has disclosed or delivered to any escrow agent or any other Person, or permitted the disclosure to any escrow agent or any other Person of, the source code or the object code (or any aspect or portion thereof) for or relating to any Software.
          (o) Section 3.15(o)(i) of the Company Disclosure Schedule, lists all Material Software that is owned, licensed or used by the Company or its subsidiaries in connection with the conduct of the business and that is subject to a Limited License. A “Limited License” is any type of Contract or distribution model that either does or, depending on how Software is used or distributed, may: (i) prohibit or restrict a Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software; (ii) require the distribution or making available of source code of any Software; (iii) except as specifically permitted by law, grant any right to any Person (other than Company or one of its subsidiaries) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any Software, (iv) require the licensing of any Software for the purpose of making derivative works, or (v) restrict a Person’s ability to place restrictions on Software. By way of clarification but not limitation, the term “Limited Licenses” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Eclipse Public License (EPL), (E) the Netscape Public License, (F) the Sun
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Community Source License (SCSL), and (G) the Sun Industry Standards License (SISL). The Software listed on Section 3.15(o)(i) of the Company Disclosure Schedule shall be referred to collectively as “Limited License Software.” Except for the Limited License Software, none of the Material Software that is owned, licensed or used by the Company or its subsidiaries is, in whole or in part, subject to a Limited License. Except as specifically delineated on Section 3.15(o)(ii) of the Company Disclosure Schedule, none of the Company Products incorporate, embed or are distributed or installed with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, statically or dynamically link with or otherwise interact with, any such Software. Except as specifically delineated in Section 3.15(o)(iii) of the Company Disclosure Schedule, neither Company, its subsidiaries or their respective employees, nor their consultants have modified the Limited License Software.
          (p) Company or one of its subsidiaries is the registrant of all of its URLs (and is identified as such in the records of the applicable domain name registrars). Company has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, such URLs.
          (q) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to the Surviving Corporation by operation of law as a result of the Merger of any Contracts to which Company or any of its subsidiaries is a party, will result in: (i) Company or the Surviving Corporation or any of its subsidiaries being obligated to grant to any third party any incremental right to or with respect to or non-assertion under any Company Intellectual Property owned by, or licensed to, any of them, (ii) Company or the Surviving Corporation or any of its subsidiaries being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Company or the Surviving Corporation or any of its subsidiaries being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party (iv) a material default under any Contracts involving the grant to Company or any of its subsidiaries of any rights in the Company Intellectual Property. As used in this section, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those in effect, if at all, immediately prior to the Effective Time, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.
          (r) Company has maintained in all material respects all Intellectual Property Rights with respect to the Company Intellectual Property. Company or its subsidiaries has taken commercially reasonable steps to protect its rights in Trade Secrets of Company or its subsidiaries. Each employee and consultant of Company or its subsidiaries who in the normal course of such employee’s duties is involved in the creation of Company Intellectual Property has entered into one or more Contracts with Company, or otherwise has a legal duty, sufficient to vest title in Company of all Intellectual Property Rights created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with Company or any of its subsidiaries.
     Section 3.16 Property and Sufficiency.
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          (a) Company and each of its subsidiaries have good, valid and marketable fee title to all of the real property and assets which it purports to own (the “Owned Property”). Each Owned Property is sufficiently free of all Liens except for those matters set forth on Section 3.16(a) of the Company Disclosure Schedule or which would not, individually, or in the aggregate, have a Company Material Adverse Effect. The Owned Property and the Leased Property constitute all such property necessary to permit Company and each of its subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects and the consummation of the transactions contemplated hereby will not alter or impair such ability in any material respect.
          (b) Section 3.16(b) of the Company Disclosure Schedule contains an accurate and complete list of all leases (the “Leases”) pursuant to which Company and each of its subsidiaries leases real or personal property (the “Leased Property”). Company and each of its subsidiaries hold good and valid leasehold title to all of the Leased Property. All of the Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by Company or any of its subsidiaries thereunder; to the Knowledge of Company or any of its subsidiaries, no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such Leases have consented (where such consent is necessary) to the consummation of the transactions contemplated herein without requiring modification in the rights or obligations of the lessee under such Leases. Company or its subsidiaries have made available to Parent true, correct and complete copies of all of the Leases.
          (c) Company has all material certificates of occupancy and Company Permits of any Governmental Entity necessary or useful for the current use and operation of each Leased Property, and Company and its subsidiaries have fully complied with all material conditions of the Company Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Company Permit.
          (d) None of Company or any of its Subsidiaries owns, holds, nor is it obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
     Section 3.17 Contracts. Neither Company nor any of its subsidiaries is a party to, subject to or otherwise bound by:
          (a) any Contract or series of related Contracts which requires aggregate future expenditures by Company or such subsidiary in excess of $150,000 or which might result in payments to Company or such subsidiary in excess of $150,000 or is otherwise material to the business of Company and its subsidiaries, other than Contracts for the purchase or sale of inventory entered into in the ordinary course of business, consistent with past practices;
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          (b) any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property, other than purchase or sale orders, or Contracts for the purchase or sale of inventory, in each case entered into in the ordinary course of business, consistent with past practices, and any Contract for fulfillment, call center, freight, or e-mail services;
          (c) any distributor, reseller manufacturer’s representative, sales representative or similar Contract under which Company or such subsidiary does not have the right to terminate without penalty on less than thirty (30) days’ notice;
          (d) any Contract pursuant to which any Company Intellectual Property is licensed to or from Company or any of its subsidiaries without being set forth in a written agreement, other than Contracts licensing the right to use off-the-shelf or other readily commercially available third party software, such as by click-wrap or shrink-wrap license, and other than Contracts between or among any of Company and its subsidiaries;
          (e) any Contract with any current or former securityholder, employee, officer or director of Company or such subsidiary, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), or (with respect to such Persons that are natural persons) any member of his or her immediate family, but excluding any Excluded Related Party (any of the foregoing, a “Related Party”), including, without limitation, any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party, other than (i) any Contract with any such employee in his or her capacity as such entered into in the ordinary course of business consistent with past practice or (ii) as set forth on Section 3.17(e) of the Company Disclosure Schedule (the Contracts listed on Section 3.17(e) of the Company Disclosure Schedule being collectively referred to as the “Related Party Agreements”); the term “Excluded Related Party” shall mean any former securityholder, or any former director who was an “affiliate” or “associate” (as such terms are used above) of any such former securityholder, of any of Company and its subsidiaries, that has not been a securityholder, officer or director of any of Company and its subsidiaries at any time after December 12, 2007 (the “SB Merger Closing Date”), and each Person that otherwise would be a Related Party solely by virtue of such Person’s relationship to any of the foregoing Persons.
          (f) any Contract under which Company or such subsidiary is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any person with respect to employment, or which would so restrict Company or such subsidiary or any successor in interest, or Parent and its other subsidiaries, after the Closing Date, other than as set forth in Section 3.17(f) of the Company Disclosure Schedule;
          (g) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Lien to any Person, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;
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          (h) any Contract for the disposition of any of Company’s or such subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise), other than for the sale of inventory in the ordinary course of business consistent with past practice;
          (i) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);
          (j) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;
          (k) any hedging, futures, options or other derivative Contract;
          (l) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is Company entering into this Agreement or the consummation of any of the transactions contemplated hereby;
          (m) any other agreement (or group of related Contracts) to the extent not otherwise disclosed in the Company Disclosure Schedule, the performance of which involves or may involve consideration paid by Company or such subsidiary in excess of $150,000 in any one-year period.
          Each Contract disclosed or required to be disclosed in the Company Disclosure Schedule pursuant to this Section 3.17, each Lease and each other Contract to which Company or any of its subsidiaries is a party or otherwise bound that is material to the business of Company and its subsidiaries taken as a whole is a valid and binding agreement of Company or any of its subsidiaries party thereto and is in full force and effect in accordance with its terms, and neither Company nor, to the Knowledge of Company or any of its subsidiaries, any other party thereto, is in default or breach in any material respect under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the transactions contemplated by this Agreement give rise to any such default or breach. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto, and since January 1, 2005, no party has given notice of any significant dispute with respect to any of the foregoing Contracts. True and complete copies of each of the Contracts described in this paragraph have been made available to Parent.
          (n) The Contracts set forth on Section 3.17(n) of the Company Disclosure Schedule are in full force and effect and have not been amended since June 1, 2009.
     As used in this Agreement, a “Contract” shall mean any agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral.
     Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on
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behalf of Company and its subsidiaries. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been made available to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and Company and its subsidiaries have complied in all material respects with the provisions of such policies. Company has not received any notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.18 of the Company Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither Company nor any subsidiary thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     Section 3.19 Books and Records. The minute books of Company and each of its subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of Company and each of its subsidiaries are correct and complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of Company and such subsidiary, respectively. Company has made available to Parent true and complete copies of (a) Company’s and its subsidiaries’ certificate of incorporation and bylaws (or similar governing documents), (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors) of Company and each of its subsidiaries, (c) all stock certificate and stock record books of Company and each of its subsidiaries, and (d) any similar records or documents of Company and each of its subsidiaries. Neither Company nor any of its subsidiaries has any prior names, and since the date of such entity’s formation or incorporation has not conducted business under any name other than the current name of Company or such subsidiary, as applicable.
     Section 3.20 Brokers and Finders; Existing Discussions. All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Company or any of its affiliates, the Stockholders’ Representative or the holders of Company Securities in such manner as to give rise to any valid claim against Company, Parent or Acquisition Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation. None of the Company or Company’s Representatives is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire Company, any material portion of its assets or securities or any other substantially similar proposal.
     Section 3.21 Banking Relationships. Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which Company or any of its subsidiaries has an account or safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of Company or any of its subsidiaries with respect to the foregoing.
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     Section 3.22 Vote Required. The affirmative vote of (a) the holders of a majority of the outstanding shares of the outstanding Company Preferred Stock (on an as converted basis and voting together as a single class) and (b) the holders of a majority of the outstanding Company Common Stock and the Company Preferred Stock (on an as converted basis and voting together as a single class) are the only votes of the holders of any Company Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including, but not limited to the Earn-Out Allocation Schedule (collectively, the “Requisite Stockholder Approval”.)
     Section 3.23 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Company’s certificate of incorporation or bylaws is applicable to Company, any shares of Company Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
     Section 3.24 Certain Relationships and Related Transactions. Except as set forth in Section 3.24 of the Company Disclosure Schedule, no Related Party is indebted in an amount greater than $1,000 to Company or any of its subsidiaries. No Related Party owns any asset used in, or necessary to, the business of Company and its subsidiaries. There is no transaction involving Company or any of its subsidiaries of the nature described in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). No Related Party owns any direct or indirect interest in (other than an equity interest in a publicly traded company not exceeding five percent (5%) of the outstanding equity interests therein), or controls or is a director, officer, employee or partner of, or consultant to, a competitor of Company or any of its subsidiaries.
     Section 3.25 Questionable Payments. To the Knowledge of Company and its subsidiaries, neither Company, nor any of its subsidiaries, nor any of the current or former stockholders, directors, executives, officers, representatives, agents or employees of any of Company and its subsidiaries (when acting in such capacity or otherwise on behalf of any of Company and its subsidiaries or any of their predecessors), directly or indirectly: (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any fund of corporate monies or other assets that is unlawful or that has not been recorded in the books and records of Company or its subsidiaries; (e) has made at any time any false or fictitious entries on the books and records of any of Company or its subsidiaries; (f) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of any Legal Requirement and that was made (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of Company or its subsidiaries or (iv) in violation of any Legal Requirement; or (g) has made any favor or gift in excess of $10,000 individually or $50,000 in the aggregate for all of Company and its subsidiaries that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of Company or its subsidiaries.
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     Section 3.26 Accounts Receivable and Inventory. All of the accounts receivable of the Company or any of its subsidiaries, whether reflected on the Balance Sheet or arising since the date of the Balance Sheet, have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are valid, genuine, and subject to the allowance for doubtful accounts set forth therein, fully collectible in the aggregate amount thereof; provided, however, that the foregoing shall not be construed as a guarantee of such collectability. (i) All of the inventory of Company and its subsidiaries is in the possession of Company or its subsidiaries, (ii) all of the inventory of Company and its subsidiaries, including that reflected in the Financial Statements, is valued at the lower of cost or market, except as disclosed in the Financial Statements, (iii) all of the inventory of Company and its subsidiaries reflected in the Financial Statements and all inventories acquired since 2009 are properly reserved in accordance with GAAP and, subject to such reserves as reflected in the Financial Statements, consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the businesses of Company and its subsidiaries within a reasonable period of time, and all of the raw materials and work in process inventory of Company and its subsidiaries reflected on the Financial Statements and all such inventories acquired since 2009 can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time, and (iv) subject to such reserves as are reflected in the Financial Statements, none of the inventory of Company and its subsidiaries is obsolete or slow moving.
     Section 3.27 Customers. Section 3.27 of the Company Disclosure Schedule lists, as of the date hereof, each customer who, in either fiscal 2008 or year-to-date fiscal 2009, was a source of revenues in an amount in excess of $250,000 recognized under GAAP for Company and its subsidiaries during such period (each, a “Significant Customer”); provided, however, that Company shall update Section 3.27 of the Company Disclosure Schedule two (2) Business Days prior to the expected Closing Date to give effect to any changes required as a result of the passage of time between the date hereof and the Effective Time. (i) Neither Company nor any of its subsidiaries has any outstanding dispute that has been communicated orally or in writing, concerning its business operations or services, with any Significant Customer, (ii) neither Company nor any of its subsidiaries has received any oral or written notice from any Significant Customer that such customer intends to terminate or materially modify existing agreements with Company or any of its subsidiaries and (iii) to the Knowledge of Company or any of its subsidiaries, there are no facts or circumstances that would give rise to the ability of any Significant Customer to terminate or materially modify its existing agreements with Company or any of its subsidiaries.
     Section 3.28 Disclosures. Neither this Agreement, the Company Disclosure Schedule, any Exhibit or Schedule hereto or thereto, nor any statements, documents, certificates or other items prepared or supplied by Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
          Knowing that Company and Principal Stockholders are relying thereon, Parent and Acquisition Sub, jointly and severally, represent and warrant to Company and Principal Stockholders as follows, subject, in any case, to the exceptions provided in the disclosure schedule supplied by Parent to Company (the “Parent Disclosure Schedule”):
     Section 4.1 Organization and Qualification. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each of Parent and Acquisition Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means (x) a material adverse effect on the business, assets (whether tangible or intangible), results of operations, prospects or condition (financial or otherwise) of Parent and its subsidiaries, taken as whole; provided, however, that no event, effect, change, development, circumstance, condition or occurrence arising out of the following, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect: (i) general economic conditions; (ii) conditions generally affecting industries in which Parent operates, which do not have a materially disproportionate effect (relative to other industry participants) on Parent and its subsidiaries taken as a whole; (iii) the entering into or the public announcement or disclosure of this Agreement or the transactions contemplated hereby by reason of the disclosure of the identity of Company, or the performance of this Agreement or the transactions contemplated hereby; (iv) any changes in applicable Legal Requirements or accounting regulation or principle effected after the date hereof; (v) any acts of God, national or international hostilities, war (whether or not declared) or terrorism, which do not have a materially disproportionate effect (relative to other participants operating in industries in which Parent operates) on Parent and its subsidiaries taken as a whole; or (vi) any decline in the market price, or change in trading volume, of the Parent Stock (provided, however, that the underlying reason for such decline or change shall not be excluded, by virtue of this clause from the determination of a Parent Material Adverse Effect); or (y) any event, effect, change, development, circumstance, condition or occurrence that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated hereby.
     Section 4.2 Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement in the form attached as Exhibit J hereto (the “Registration Rights Agreement”) to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery by Parent and Acquisition Sub of this
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Agreement, and the execution and delivery by Parent of the Registration Rights Agreement, and the performance of Parent’s and Acquisition Sub’s respective obligations hereunder and thereunder, have been duly and validly authorized by the respective boards of directors of Parent and Acquisition Sub and no other proceedings on the part of either Parent or Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Registration Rights Agreement. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of each of Parent and Acquisition Sub enforceable in accordance with its terms. The Registration Rights Agreement, when executed and delivered by Parent, will be duly executed and delivered by Parent and, assuming due authorization, execution and delivery of the Registration Rights Agreement by the other parties thereto, will constitute a valid and binding obligation of Parent enforceable in accordance with its terms.
     Section 4.3 No Violations. The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the execution and delivery of the Escrow Agreement and the Registration Rights Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Acquisition Sub and the provisions of the Escrow Agreement and the Registration Rights Agreement by Parent and the consummation by Parent or Acquisition Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) Violate any provision of the certificate of incorporation or bylaws of Parent, each as amended to date and currently in effect, or any provision of the certificate of incorporation or bylaws of Acquisition Sub, each as amended to date and currently in effect, (ii) Violate any of (A) the Credit Agreement, dated as of January 11, 2008, (B) the Indenture dated as of July 2, 2007 and the 2.5% Convertible Notes issued by Parent thereunder and (C) the Indenture dated as of June 1, 2005 and the 3% Convertible Notes issued by Parent thereunder (collectively, the “Parent Existing Debt Documents”), or (iii) materially Violate any other material loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other written or oral material agreement or instrument, permit, concession, franchise, license or material Legal Requirement applicable to Parent, any of its subsidiaries, or any properties or assets of Parent or any of its subsidiaries. No Government Consent of a Governmental Entity is required by or with respect to Parent or Acquisition Sub in connection with the execution and delivery of (i) this Agreement or the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement or (ii) the Escrow Agreement or the Registration Rights Agreement or the consummation by Parent of the transactions contemplated thereby, except (w) for the filing of a premerger notification report and all other required documents by Parent and Company, and the expiration or termination of all applicable waiting periods, under the HSR Act, and any similar required foreign antitrust filings (if applicable), (x) for the filing of the Certificate of Merger in accordance with the DGCL, (y) as expressly contemplated by the Registration Rights Agreement and (z) as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws.
     Section 4.4 Brokers and Finders. All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Parent or Acquisition Sub in such manner as to give rise to any valid claim against Company, Parent or Acquisition Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation.
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     Section 4.5 Ownership and Activities of Acquisition Sub. Parent owns all of the issued and outstanding shares of capital stock of Acquisition Sub. As of the date hereof and as of immediately prior to the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Acquisition Sub has not and as of immediately prior to the Effective Time will not have engaged in any other business activities or incurred any other obligations or liabilities, or entered into any agreements or arrangements with any Person that would interfere with the transactions contemplated by this Agreement.
     Section 4.6 Parent Capital Stock. As of October 22, 2009, the authorized capital stock of Parent consisted of: (a) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued, outstanding or held in treasury; and (b) 90,000,000 shares of Parent Stock, of which 55,084,239 shares were issued and outstanding and 203 shares were held by Parent in its treasury. As of October 22, 2009, there were 7,700,489 shares of Parent Stock subject to issuance pursuant to stock options, restricted stock units, warrants, stock appreciation rights or other derivative securities. A sufficient number of shares of Parent Stock have been reserved for issuance as part of the aggregate Merger Consideration. The shares of Parent Stock to be issued in the Merger, when issued, shall be validly authorized, validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the recipient thereof. Subject in part to the truth and accuracy of each Company Securityholder’s representations set forth in their respective letters of transmittal delivered in connection with the surrender of their respective share certificates or in connection with the exchange of their respective Company Securities, in their respective Investment Letters, if any, the shares of Parent Stock to be issued in the Merger, when issued, will be issued in compliance with applicable federal and state securities laws.
     Section 4.7 Earn-Out Payments. The full and timely payment of any Earn-Out Payments in accordance with the provisions of this Agreement (whether paid entirely in cash or paid partly in shares of Parent Stock) is not prohibited by any Parent Existing Debt Document or any other material loan agreement, credit agreement, note, bond, mortgage, indenture, contract, lease, or other material agreement or instrument, or material Legal Requirement applicable to Parent, Acquisition Sub or any of their respective subsidiaries, or to any properties or assets of any of the foregoing Persons.
     Section 4.8 Parent SEC Documents.
          (a) Parent has made available to Company, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto excluding exhibits thereto) filed or furnished by Parent with the SEC since December 30, 2007 (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with the SEC since December 30, 2007 have been so filed or furnished. As of the time it was filed with or furnished to the SEC
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(or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.
          (c) Parent maintains effective disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     Section 4.9 Financing. Parent has sufficient funds available subject to no condition or contingency that, individually in or in the aggregate, could reasonably be expected to prevent, hinder or delay Parent’s ability to pay the Total Merger Cash Consideration or any other payments to be made by Parent or the Surviving Corporation on or about the Closing Date pursuant to this Agreement.
     Section 4.10 Well-Known Seasoned Issuer Status/S-3 Eligibility. As of the date within 60 days of the date hereof, Parent would qualify as a well-known seasoned issuer eligible to file an automatic shelf registration statement. As of the date hereof, Parent meets the requirements for use of Form S-3 for registration under the Securities Act..
     Section 4.11 Compliance with Applicable Law. The businesses of Parent and its subsidiaries are not being conducted in violation of any Legal Requirement, except that no representation or warranty is made with respect to Environmental Laws and except for violations or possible violations which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened nor to the Knowledge of Parent has any Governmental Entity indicated an intention to conduct the same, in any case other than such investigations or reviews as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
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     Section 4.12 Questionable Payments. To the Knowledge of Parent, neither Parent, nor any of its subsidiaries, nor any of the current or former stockholders, directors, executives, officers, representatives, agents or employees of any of Parent and its subsidiaries (when acting in such capacity or otherwise on behalf of any of Parent and its subsidiaries or any of their predecessors), directly or indirectly: (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any fund of corporate monies or other assets that is unlawful or that has not been recorded in the books and records of Parent or its subsidiaries; (e) has made at any time any materially false or fictitious entries on the books and records of any of Parent or its subsidiaries; or (f) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of any Legal Requirement and that was made (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of Parent or its subsidiaries or (iv) in violation of any Legal Requirement.
     Section 4.13 Solvency. After giving effect to the Merger, to the payment of the Merger Consideration (other than any Earn-Out Payments) and any other payments to be made by Parent on or about the Closing Date pursuant to this Agreement, and to the consummation of the transactions contemplated by this Agreement to be performed at or prior to the Closing, Parent is solvent and is able to pay its debts (including trade debts) as they mature.
ARTICLE V
COVENANTS OF COMPANY
     All references in the subsections of this Article V to “Company” include Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement or with Parent’s prior written consent) that:
     Section 5.1 Conduct of Business Prior to Closing.
          (a) Ordinary Course. Except as set forth on Section 5.1 of the Company Disclosure Schedule or as approved by Parent in writing (with such approval not to be unreasonably withheld, conditioned or delayed), Company will carry on its business in the ordinary course consistent with past practice, and will use commercially reasonable efforts to: continue to observe its obligations to comply with the requirements of all applicable Legal Requirements, preserve intact its present business organization, keep available the services of its present officers, consultants, and employees and preserve intact or improve relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it.
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          (b) Without limiting Section 5.1(a), except as set forth on Section 5.1 of the Company Disclosure Schedule or as approved by Parent in writing (with such approval not to be unreasonably withheld, conditioned or delayed), Company will not:
               (i) grant any severance or termination pay to any officer, director, or employee of Company, other than to the extent required by any Legal Requirement, or to the extent required by Company’s existing severance plans and agreements as disclosed in the Company Disclosure Schedule;
               (ii) transfer to any third Person ownership of, or, except in the ordinary course of business consistent with past practice, (A) grant a material license of Company Intellectual Property, (B) let lapse any Company Intellectual Property, or (C) forfeit any material rights or benefits relating to the Company Intellectual Property;
               (iii) declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company, or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;
               (iv) split, combine, or reclassify any class of capital stock of Company;
               (v) amend any provision of the certificate of incorporation or bylaws of Company, or any term of any outstanding security issued by Company;
               (vi) incur, assume, or guarantee any Indebtedness for borrowed money, other than (A) pursuant to Company’s existing credit facility or (B) otherwise in the ordinary course of business consistent with past practice;
               (vii) change any method of financial or Tax accounting or accounting practice by Company, except for any such change required by reason of applicable Legal Requirements or by reason of a change in GAAP;
               (viii) commence a lawsuit other than, following consultation with Parent prior to filing, for the routine collection of bills or for other matters in the ordinary course of business consistent with past practice;
               (ix) extend an offer of employment to a candidate for an officer position or any position with annual compensation in excess of $150,000 without prior consultation with Parent;
               (x) grant or issue or accelerate the vesting of any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights, except for (i) the acceleration, in whole or in part, of the vesting of any Company Options or other awards outstanding under any existing Company Stock Plans or (ii) as set forth in Section 5.1(x) to the Company Disclosure Schedule;
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               (xi) adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend or terminate any such existing Employee Plan, agreement, or arrangement, in each case other than in the ordinary course of business consistent with past practice or as required by law; provided, however, Company shall not pay any bonus related to fiscal 2009 in contravention of Section 7.7(b);
               (xii) assign, transfer, dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party in each case other than in the ordinary course of business consistent with past practice;
               (xiii) enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;
               (xiv) materially breach, modify or amend, or terminate, any of Company’s material Contracts, or waive, release, or assign any material rights or claims under any of Company’s material Contracts, except in the ordinary course of business consistent with past practice;
               (xv) settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation in excess of the amount set forth in Section 5.1(xv) of the Company Disclosure Schedule for any matter or series of related matters;
               (xvi) fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;
               (xvii) enter into any Contract that would require Company to expend a sum in excess of $150,000, other than Contracts relating to inventory entered into in the ordinary course of business consistent with past practice;
               (xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);
               (xix) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets, other than acquisitions of inventory in the ordinary course of business consistent with past practice;
               (xx) increase or decrease the compensation of or enter into or modify any employment contract of any director, officer, consultant or employee; or, except as set forth on Section 5.1(xx) of the Company Disclosure Schedule, pay any special bonus or special
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remuneration to any director, officer, consultant or employee; or increase or decrease the benefits (including rights to severance or indemnification) of its directors, officers, consultants or employees, other than as required by law, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons under an employee benefit plan or otherwise;
               (xxi) pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice or as required by any Legal Requirement;
               (xxii) except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (A) make any representation or warranty of Company contained in this Agreement inaccurate, (B) result in any of the conditions to the Merger in Article VIII not being satisfied, or (C) impair the ability of Company to consummate the Merger in accordance with the terms of this Agreement;
               (xxiii) make capital expenditures in the aggregate not in excess of $500,000;
               (xxiv) (A) make any payment to any Related Party, other than (i) any payment listed on Section 5.1(xxiv) of the Company Disclosure Schedule made pursuant to a Contract in effect as of the date hereof, (ii) any reimbursement or similar payment to any director, officer or employee in his or her capacity as such made in the ordinary course of business consistent with past practice in accordance with Company’s reimbursement policies as in effect on the date hereof or (iii) any payment of compensation to employees consistent with the information set forth on Section 3.11(a) of the Company Disclosure Schedule, or (B) enter into any Contract with any Related Party;
               (xxv) (A) make, revoke, or amend any Tax election of or with respect to Company or any of its subsidiaries, (B) file any material amended Tax Return or material claim for refund of or with respect to Company or any of its subsidiaries, (C) enter into any closing agreement affecting any Tax liability or refund of or with respect to Company or any of its subsidiaries, (D) settle or compromise any material Tax liability or material refund of or with respect to Company or any of its subsidiaries, or (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of or with respect to Company or any of its subsidiaries;
               (xxvi) except in the ordinary course of business consistent with past practice, take, or cause or permit any other Person to take, nor will any Principal Stockholder take, or cause or permit any other Person to take, any action which could reasonably be expected to (A) materially increase the Surviving Corporation’s (or any of its subsidiary’s) liability for Taxes; (B) result in, or change the character of, any material amount of income or gain (including any subpart F income) that the Surviving Corporation (or any of its subsidiaries) must
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report on any Tax Return or (C) decrease any Tax attribute of the Surviving Corporation (or any of its subsidiaries) existing at the Effective Time; or
               (xxvii) grant recognition to a labor union or organization or other employee representative; or
               (xxviii) authorize, commit, or agree to take any of the foregoing actions.
     Section 5.2 Exclusivity; No Solicitation. Unless and until this Agreement has been terminated in accordance with Section 10.1, neither Company nor any of the Principal Stockholders shall, and Company shall ensure that Company’s officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”) do not, take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to a Restricted Transaction; (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Parent or its Representatives concerning Company’s business or properties or afford to any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger. If Company or any of its Representatives is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than twenty-four (24) hours following Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction. For purposes of this Agreement, a “Restricted Transaction” shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company; (ii) except to the extent permitted under Section 5.1(b)(x), the issuance, grant, disposition or acquisition of (A) any of the capital stock or other equity securities of the Company or any direct or indirect subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, other than in connection with the stock incentive plan of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any of the capital stock or other equity securities of the Company or any direct or indirect subsidiary of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company, or any direct or indirect subsidiary of the Company.
     Section 5.3 Breach of Representations and Warranties; Notification; Access to Information.
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          (a) From the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, Company will (i) confer with Parent and its respective Representatives, at such times as they may reasonably request, about operational and integration matters to the extent permitted by applicable Legal Requirements, and (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Article III, give written notice thereof to Parent and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy. Without limiting the generality of the foregoing, Company will promptly notify Parent after becoming aware of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Company, (ii) any complaints, investigations, or hearings (or communications indicating that any complaints, investigations, or hearings may be contemplated) of any Governmental Entity (for which Company has received written or oral notice), (iii) any loss of or damage to any material property owned by Company, (iv) any adverse change in material existing relationships with outside third parties (for which Company has received written or oral notice), (v) the institution or threat of any litigation that could affect Company, (vi) the failure of Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (vii) any other matter that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
          (b) Company will afford Parent and its respective Representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) Company’s properties, books, contracts, commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Parent may reasonably request that is necessary to complete the transactions contemplated hereby and prepare for an orderly transition of operations after the Effective Time. Company agrees to provide to Parent and its Representatives copies of monthly internal financial statements within ten (10) business days of completion of such month. No information or knowledge obtained in any investigation in accordance with this Section 5.3 or otherwise will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Parent to consummate the Merger. Company will permit Parent’s Representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company and its subsidiaries to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto. Notwithstanding the foregoing, Company shall not be required to provide any information that Company reasonably believes, after consultation with outside legal counsel, may not be provided pursuant to this Section 5.3(b) by reason of applicable Legal Requirements.
     Section 5.4 Stockholder Consent; Notice to Holders of Company Stock.
          (a) Within one (1) hour following the execution of this Agreement, Company shall secure and cause to be filed with Company the irrevocable consents in the form previously agreed upon by Parent and Company (the “Stockholders’ Written Consents”) necessary to secure the Requisite Stockholder Approval from holders of at least ninety-five percent (95%) of the shares of Company Stock (on an as converted basis), which holders are entitled to vote for
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approval and adoption of this Agreement. As soon as practicable after receipt of such Stockholders’ Written Consents, Company will provide Parent with a certificate executed on behalf of Company by its Secretary or another officer and certifying that the Requisite Stockholder Approval of Company Stock has been obtained in accordance with the DGCL, the Company Certificate of Incorporation and the Company’s bylaws, the other agreements or instruments governing such securities and other applicable Legal Requirements in the form set forth on Exhibit E (the “Approval Certificate”). If such Stockholders’ Written Consents are not delivered to Parent within one (1) hour after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 10.1(e).
          (b) As expeditiously as possible following the receipt by Company of the Requisite Stockholder Approval, Company shall take all actions necessary to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL. Company shall provide Parent with an opportunity to review any information statement distributed to holders of Company Stock in compliance with Section 228 and 262 of the DGCL prior to such distribution.
ARTICLE VI
COVENANTS OF PARENT
     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees that:
     Section 6.1 Breach of Representations and Warranties; Notification; Access to Information.
          (a) From the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, Parent will, in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Article IV, give written notice thereof to Company and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy. Without limiting the generality of the foregoing, Parent will promptly notify Company after becoming aware of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Parent, (ii) the failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (iii) any other matter that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.
          (b) Parent will afford Company and its respective Representatives reasonable access during normal business hours during the period prior to the Effective Time to Parent’s employees for the purpose of discussing Parent’s business and financial results. No information or knowledge obtained in any investigation in accordance with this Section 6.1 or otherwise will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Company to consummate the Merger. Notwithstanding the foregoing, Parent shall not be required to provide any information that Parent reasonably believes, after
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consultation with outside legal counsel, may not be provided pursuant to this Section 6.1(b) by reason of applicable Legal Requirements.
ARTICLE VII
ADDITIONAL AGREEMENTS
     In addition to the foregoing, Parent, Acquisition Sub and Company each agree to take the following actions after the execution of this Agreement.
     Section 7.1 Confidentiality. Each of Parent, Acquisition Sub and Company agrees, as set forth below, with respect to all proprietary or confidential information exchanged in connection with this Agreement and the transactions contemplated hereby (collectively, “Confidential Information”), to treat as confidential all such Confidential Information, together with any analyses, studies or other documents or records prepared by such Person, such Person’s controlled affiliates, or any representative or other Person acting on behalf of such Person (collectively, “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Information, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Information, provided that Parent, Acquisition Sub or Company (or their respective Authorized Representatives) (each, a “Disclosing Person”) may disclose any such information: (a) as has become generally available to the public unless such Confidential Information was placed into the public domain or became known to such Disclosing Person in violation of this Section 7.1; (b) as permitted by Section 7.5, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Entity having or claiming to have jurisdiction over such Disclosing Person (or such Disclosing Person’s Authorized Representative) but only that portion of the data and information which, in the opinion of counsel for such Disclosing Person or such Disclosing Person’s Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure; (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; or (e) as to which Parent, Acquisition Sub and Company may have consented in writing.
     Section 7.2 Legal Conditions to the Merger. Upon the terms and subject to the conditions set forth herein, each of Parent and Company agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity and the taking of all reasonable steps as may be necessary to avoid any action by any Governmental Entity; (c) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (d) the defending of any actions challenging this
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Agreement or the consummation of the transactions contemplated hereby; and (e) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
     Section 7.3 HSR Act Filings.
          (a) Filings and Cooperation. Each of Parent, Acquisition Sub and Company will take all reasonable steps to promptly, but in any event no later than three (3) business days after the date of this Agreement, make or cause to be made the filings required of such party or any of its affiliates or subsidiaries under the HSR Act with respect to the Merger and the transactions contemplated hereby (and request early termination therein). Each of Parent, Acquisition Sub and Company will take all reasonable steps to: (i) promptly make or cause to be made any other filings with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable; (ii) comply in a timely manner with any request under any Antitrust Laws for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of filings under any Antitrust Laws (including any filings made prior to the date hereof); and (iii) subject to Section 7.3(b), cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Merger, or the transactions contemplated hereby. With regard to any communication with any Governmental Entity regarding such filings, each party will inform the other party: (i) prior to delivering any material communication to a Governmental Entity, (ii) promptly after receiving any material communication from a Governmental Entity, and (iii) prior to entering into any proposed understanding, undertaking, or agreement with any Governmental Entity regarding any such filings, the Merger, or the transactions contemplated hereby. Neither party will participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate; provided, however, that nothing herein will preclude a party from participating in discussions with a Governmental Entity without participation by the other party where the discussions are initiated by the Governmental Entity, or where the subject matter in the reasonable judgment of such party cannot be effectively discussed in the presence of such other party.
          (b) Objections. Each of Parent and Company will take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or the transactions contemplated hereby under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state, or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Parent and Company will take such reasonable action as may be required to cause the expiration or termination of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and the transactions contemplated hereby promptly after the execution of this Agreement. Despite anything to the contrary in this Agreement, (i) neither Parent nor any of
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its subsidiaries will be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Parent Material Adverse Effect or a material adverse effect on the business of Parent, either on a stand-alone basis or as combined with the business of the Surviving Corporation after the Closing, (ii) neither Company nor its subsidiaries will be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that this clause (ii) will not be read to apply to actions acceptable to Parent which are required to be taken after the Closing (but not, in whole or in part, during the Earn-Out Period or otherwise affecting the determination of any Earn-Out Payments), and (iii) without the prior written consent of Parent, neither Company nor its subsidiaries shall divest or agree to divest any business, product line, or asset, or take or agree to take any other action or agree to any limitation that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 7.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby will be paid by the party incurring such expense; provided, however, that all Transaction Expenses shall be paid by the holders of Company Securities, or other Persons receiving any portion of the Earn-Out Payments, if any, in each case as provided herein, and not by Company or any of its subsidiaries (including fees payable to Company’s legal, accounting and financial advisors) pursuant to Article II hereof; provided further, however, that Parent shall pay all filing fees for filings by Parent or Company under the HSR Act or other Antitrust Laws in connection with the transactions contemplated hereby with such amounts excluded from Transaction Expenses hereunder.
     Section 7.5 Public Announcements. The initial press release regarding the Transactions will be a joint press release to be mutually agreed upon between Parent and Company. Following the initial press release and prior to Closing, neither Parent nor Company will make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Nothing in this Agreement will prevent Parent or Company at any time from furnishing any information to or making any filing with any Governmental Entity or from issuing any release, each as required by law or the rules of NASDAQ, in which circumstance, if prior to Closing, Parent or Company, as applicable, will make commercially reasonable efforts to consult with the other party in advance to the extent practicable and in any event will notify the other party as soon as practicable. Prior to Closing, Company will not make any communication to customers without first consulting with and receiving the consent of Parent.
     Section 7.6 [Intentionally omitted].
     Section 7.7 Employee Matters.
          (a) Nothing herein expressed or implied shall confer upon any employee of Company or legal representatives or beneficiaries any rights, remedies, or causes of action, including any right to employment or continued employment for any specified period or right to
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receive any benefit, enhanced benefit or coverage under any Employee Plan or arrangement or shall cause the employment status of any employee to be other than terminable at will.
          (b) Company shall not pay any employee bonus related to fiscal 2009 to the employees of Company listed on Section 7.7(b) of the Company Disclosure Schedule. Company shall only be entitled to pay bonuses relating to fiscal 2009 in an aggregate amount not to exceed $800,000 to employees not listed on Section 7.7(b) of the Company Disclosure Schedule (and such bonuses shall not be paid prior to March 15, 2010).
     Section 7.8 Tax Matters.
          (a) For purposes of this Agreement:
               (i) “Sales Taxes” means any and all state or local sales, use, ad valorem, value added, excise or similar Taxes.
               (ii) “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date; and
               (iii) “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
          (b) Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne 50% by Parent and 50% by the Company Securityholders and, with respect to the Company Securityholders, notwithstanding anything in this Agreement to the contrary, solely from the Escrow Funds to the extent available therefor. Each of the parties shall prepare and file when due, and shall reasonably cooperate with and take any action reasonably requested by each other party with respect to the preparation and filing of, all necessary documentation and Tax Returns with respect to such Transfer Taxes.
          (c) Tax Returns.
               (i) Except as otherwise provided in Section 7.8(b) above, Company shall prepare and file, or cause to be prepared and filed, when due all Tax Returns that are required to be filed by or with respect to Company or any of its subsidiaries on or prior to the Closing Date, and Company shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice unless contrary to any applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, no Company Stockholder (other than a duly authorized officer appointed by Parent or other duly authorized Representative of the Surviving Corporation or any of its subsidiaries, in his or her capacity as such) shall file any Tax Return after the Closing Date with respect to Company or any of its subsidiaries, or with respect to the business or assets of Company or any of its subsidiaries.
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               (ii) Parent shall prepare and timely file, or cause to be prepared and timely filed, when due all Tax Returns that are required to be filed by or with respect to Company or any of its subsidiaries after the Closing Date but which relate to taxable years or periods, or portions thereof, beginning before the Closing Date (provided, however, that Parent shall not amend any such previously filed Tax Return, except as otherwise follows the procedures provided in this Section 7.8(c)(ii) or to the extent required by applicable Legal Requirements). All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Legal Requirements. Not later than thirty (30) days prior to the due date for filing of any such Tax Return (taking into account any extensions thereof), Parent shall provide the Stockholders’ Representative with a copy of such Tax Return for review and comment. With respect to any item on any such Tax Return that would reasonably be expected to give rise to a claim for indemnification under this Agreement (pursuant to Section 7.8(f) or otherwise), Parent will agree to any reasonable changes proposed by the Stockholders’ Representative.
               (iii) Parent shall promptly notify the Stockholders’ Representative in writing of the commencement of any audit or examination of any Tax Return of the Company for any taxable year or period ending on or prior to the Closing Date and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification under this Agreement (pursuant to Section 7.8(f) or otherwise) (a “Tax Claim”). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. The Stockholders’ Representative shall have the right to control any Tax Claims in the Tax audit or examination stage; provided, however, that the Stockholders’ Representative shall inform Parent of the status and progress of such Tax audit or examination and shall allow Parent and its representatives a reasonable opportunity to review and comment on any legal submissions prior to submission or other written legal responses in connection with such audit or examination; provided further, however, that Parent will have the opportunity to participate in any such audit or examination at its expense. If a Tax Claim relating solely to a taxable year or period ending on or prior to the Closing Date is not settled at the Tax audit or examination stage, the Stockholders’ Representative shall have the right to control any further contest of such Tax Claim and, if it exercises such right, shall bear the expenses relating thereto; provided, however, that Parent will have the opportunity to participate in any such contest at its expense. The Stockholders’ Representative may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall control any audit, examination or proceeding, or portion thereof, that is not otherwise covered by this Section 7.8(c)(iii).
          (d) Computation of Tax Liabilities. To the extent permitted or required by law or administrative practice, the taxable year of Company and each of its subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date. Where it is necessary for purposes of this Section 7.8 to apportion between the Company Securityholders, on one hand, and Parent and the Surviving Corporation, on the other hand, the Taxes of or with respect to Company or any of its subsidiaries for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability
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shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (e) Assistance and Cooperation. Without limitation to the rights of the Stockholders’ Representative under Section 7.8(c), the Stockholders’ Representative shall assist Parent and the Surviving Corporation in preparing any Tax Returns that are required to be filed by or with respect to Company or any of its subsidiaries after the Closing Date but which relate to taxable years or periods, or portions thereof, beginning before the Closing Date.
          (f) Indemnification by the Indemnifying Holders. Notwithstanding any other provision of this Agreement, each of the Indemnifying Holders severally and not jointly shall indemnify Parent and the Surviving Corporation from and against and in respect of such Indemnifying Holder’s Percentage of any and all losses incurred by Parent or the Surviving Corporation, which may be imposed on, sustained, incurred, or suffered by or assessed against Parent or the Surviving Corporation, directly or indirectly, to the extent relating to or arising out of (i) a breach of any of the representations or warranties contained in Section 3.14 except to the extent that losses from such breach are for Taxes not in excess of Taxes specifically reserved for on the Balance Sheet and available, (ii) any liability for Taxes of or with respect to Company or any of its subsidiaries in excess of the available amount, if any, specifically reserved for such Tax on the Balance Sheet, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, or (iii) for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar state, local, or foreign Legal Requirement) as a transferee or successor, by contract or otherwise; provided, however, that the Indemnifying Holders shall not have liability under this Section 7.8(f) unless Parent submits a claim in writing with respect thereto within ********************.
          (g) Effect of Indemnity Payments. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Total Merger Cash Consideration for Tax purposes unless a “Final Determination” with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Total Merger Cash Consideration for federal income Tax purposes. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Legal Requirement, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).
          (h) No Limitations. Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.14 and the obligations of the parties set forth in this Section 7.8 shall not be subject to any restrictions or limitations as to time, amount
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of payment or otherwise other than those expressly set forth in this Section 7.8 and shall survive the Closing.
     Section 7.9 Termination of Certain Agreements. On or prior to the Closing Date, Company shall terminate all Related Party Agreements with no further liability or obligation to the Surviving Corporation, Parent or their subsidiaries after Closing (other than (i) those Contracts set forth on Section 7.9 of the Company Disclosure Schedule and (ii) Contracts the continuation of which Parent has approved in writing).
     Section 7.10 Pre-Closing Deliveries.
          (a) Two (2) business days prior to the expected Closing Date, Company shall provide Parent with Company’s calculation (including reasonable detail thereof) of (i) Transaction Expenses and (ii) Change in Control Payments.
     Section 7.11 [Intentionally omitted].
     Section 7.12 Incentive Bonus Plan. Effective as of the Effective Time, Surviving Corporation shall adopt the Incentive Bonus Plan attached hereto as Exhibit F (the “Incentive Bonus Plan”). Anything in the Incentive Bonus Plan to the contrary notwithstanding, no participant in the Incentive Bonus Plan (other than those participants indicated in the Incentive Bonus Plan as exceptions from this rule) may receive bonus payments under the Incentive Bonus Plan that, when added to the maximum Earn-Out Payments (net of applicable Transaction Expenses), if any, payable to such participant under Section 2.9 of this Agreement in respect of shares of Company Stock that were issued and outstanding as of immediately prior to the Effective Time, could result in potential payments with a value of more than $********************.
     Section 7.13 Director and Officer Indemnification.
          (a) Parent agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing on the date hereof in favor of the current or former directors or officers of Company as provided under the Company Certificate of Incorporation, any indemnification agreement listed on Section 7.13 of the Company Disclosure Schedule and Delaware law, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.
          (b) Provided that the officers of Company as of the date hereof prepare and execute the application with respect thereto, the Surviving Corporation shall maintain in effect, for the benefit of the current and former directors and officers of Company with respect to their acts and omissions occurring prior to the Effective Time, a prepaid “tail” policy of directors’ and officers’ liability insurance (the “Tail Policy”) covering the period of time from the Effective Time until the sixth anniversary of the Effective Time, to the extent that directors’ and officers’ liability insurance coverage is commercially available providing coverage that is no less favorable, in all material respects, to the current and former directors and officers of
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Company than that provided under the existing directors’ and officers’ liability insurance policy maintained by Company as of the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such Tail Policy in excess of $50,000, and, in the event the aggregate premium for such Tail Policy exceeds $50,000, the Surviving Corporation shall be entitled to alter the terms of such coverage and/or period of such coverage under the Tail Policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $50,000.
     Section 7.14 Code Section 280G Matters. Prior to Closing, Company shall conduct a separate vote of its shareholders and perform such other reasonable acts as are within its power to satisfy all of the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder for exemption of any compensation or other payment payable under any contract, agreement, plan or arrangement with respect to Company covering any Person that would give rise to any “excess parachute payment” within the meaning of Section 280G(b) of the Code and which Person shall have consented thereto, such that after giving effect to such vote and all related waivers and other agreements, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to excise tax pursuant to Section 4999 of the Code. In the event the requisite number of votes are not obtained to permit the payment of such “excess parachute payments” no such payments will be made by Company or its affiliates.
     Section 7.15 Attorney Client Privilege. From and after the Closing and until such time as no Indemnifying Holder shall have any liability under Section 7.8 or Section 9.1, the Surviving Corporation will not waive, and will cause its subsidiaries not to waive, any privilege attaching as a result of legal counsel representing prior to the Closing any of Company and its subsidiaries in connection with this Agreement and the transactions contemplated hereby, without the prior written consent of the Stockholders’ Representative; provided, however, that any waiver by any person who is a director, officer or employee of the Company or any subsidiary as of the Effective Time shall not be a breach of this Section. In addition, Parent hereby waives, on its own behalf and agrees to cause each of the Surviving Corporation and its subsidiaries to waive, any conflicts that may arise in connection with (a) such counsel representing any of the Company Securityholders or the Stockholders’ Representative after the Closing or (b) the communication by such counsel to the Company Securityholders or the Stockholders’ Representative, in any such representation, of any fact known to such counsel, in each case including in connection with (x) a dispute involving Parent, the Surviving Corporation or any of their respective subsidiaries or affiliates following the closing or (y) the defense of any third party claim giving rise to a claim for indemnification hereunder (to the extent reasonably necessary or desirable in connection with the defense of such third party claim).
     Section 7.16 Company Credit Facility. Each of Parent and Company agrees to use all reasonable efforts to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to, cause, effective on or prior to the Closing Date the termination of Company’s current credit facility with Bank of America, N.A. or its affiliates (the “Company Credit Facility”), including without limitation the termination of any and all guarantees or other credit support made under or with respect thereto.
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     Section 7.17 Company Guaranty Shareholder Agreement. The Company Guaranty Shareholders shall take all such action as is necessary to maintain the Company Guaranty Shareholder Agreement in full force and effect in accordance with its terms.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger.
          The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable Legal Requirements, the written waiver at or prior to the Effective Time, of each of the following conditions:
          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby have received the Requisite Stockholder Approval.
          (b) HSR Waiting Period. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
          (c) No Order. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
     Section 8.2 Conditions of Obligations of Parent and Acquisition Sub.
          The obligations of Parent and Acquisition Sub to consummate the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties of Company. The representations and warranties of Company in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except (i) to the extent the failure of such representations and warranties (other than the first sentence of Section 3.6) of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect and (ii) for those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded, except that such qualifications shall not be disregarded with respect to the representations and warranties set forth in the first sentence of Section 3.6. Parent and Acquisition Sub will have received a certificate with respect to the foregoing, in form and substance reasonably satisfactory to Parent, signed by the Chief Executive Officer and the Chief Financial Officer of Company.
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          (b) Performance of Obligations of Company. Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date. Parent will have received a certificate to that effect, in form and substance reasonably satisfactory to Parent, signed by the Chief Executive Officer and the Chief Financial Officer of Company.
          (c) No Company Material Adverse Effect. From the date of this Agreement until the Closing Date, there has been no change, event, circumstance or development that resulted, individually or in the aggregate, in a Company Material Adverse Effect, and Parent will have received a certificate to that effect, in form and substance reasonably satisfactory to Parent, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.
          (d) Legal Action. There will not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the transactions contemplated hereby.
          (e) Resignations. Except as otherwise advised by Parent, Parent will have received the resignations of all of the directors of Company and any subsidiaries thereof (which resignations, other than the right to serve as a director, will not impair the rights of any director).
          (f) Dissenting Shares. Holders of no more than five percent (5%) of the Company Stock shall have exercised any appraisal or dissenters’ rights with respect to such Company Stock pursuant to the DGCL.
          (g) Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person identified on Section 8.2(g) of the Company Disclosure Schedule shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.
          (h) Employment Agreements. The Employment Agreements each shall be in full force and effect in accordance with their respective terms and the Employment Agreements shall not have been amended or modified without the prior written consent of Parent (which may be withheld in its sole and absolute discretion).
          (i) Company Guaranty Shareholder Agreement. The Company Guaranty Shareholder Agreement shall be in full force and effect in accordance with its terms (unless such Agreement has terminated in accordance with its terms because the Effective Time occurs on or after December 31, 2009) and the Company Guaranty Shareholder Agreement shall not have been amended or modified without the prior written consent of Parent (which may be withheld in its sole and absolute discretion).
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          (j) Deliveries. At or prior to the Closing, Company shall deliver, or caused to be delivered, to Parent the following:
               (i) evidence, reasonably satisfactory to Parent, that Company has complied in all respects with the requirements under Section 228 and 262 of the DGCL;
               (ii) a certificate of the Secretary of Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to the Company Certificate of Incorporation and the Company’s bylaws and Company being in good standing (including attaching the Company Certificate of Incorporation and Company’s bylaws and a certificate of good standing dated not more than five (5) business days prior to the Closing issued by the Secretary of State of the State of Delaware);
               (iii) a certificate of the Chief Executive Officer and Chief Financial Officer of Company dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) Company not having paid any Transaction Expenses and (B) Company having taken all necessary and appropriate steps such that all Company Securities, including Company Options, will be treated as set forth in Article II;
               (iv) evidence, reasonably satisfactory to Parent, as to the termination of the Related Party Agreements (and the releases with respect thereto contemplated by Section 7.9);
               (v) evidence, reasonably satisfactory to Parent, as to the termination of the Employee Plans in accordance with Section 7.7, without any obligations or liabilities thereunder on the part of Company;
               (vi) the Certificate of Merger, duly executed by Company;
               (vii) Stockholders’ Written Consents necessary to secure the Requisite Stockholder Approval from holders of at least ninety-five percent (95%) of the shares of Company Stock (on an as converted basis), duly executed and delivered by the holders of Company Stock that are parties thereto, and the duly executed Approval Certificate;
               (viii) an updated Section 3.2(a) of the Company Disclosure Schedule, current as of the Closing Date;
               (ix) [intentionally omitted];
               (x) a certificate duly executed by Company, in form and substance reasonably satisfactory to Parent, stating that no interest in Company is a United States real property interest within the meaning of Section 897 of the Code, which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulations Section 1.1445-2(c)(3); provided, however, that if Company fails to deliver such certificate, the Closing shall proceed at Parent’s option, and Parent shall be entitled to withhold such amounts required to be withheld pursuant to Section 1445 of the Code, as determined by Parent in good faith; and
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               (xi) the legal opinion of Goulston & Storrs, P.C. in the form previously agreed upon by Parent and Company.
          (k) Stock Record Books. All stock record and minute books of Company and its subsidiaries will be delivered to Parent or held at Company’s headquarters for Parent to take possession of at Closing.
          (l) Escrow Agreement. The Stockholders’ Representative shall have executed and delivered the Escrow Agreement.
          (m) Non-Compete Agreements. Each of Benjamin D. Fischman, Edward M. McNamara, NED Retail Convergence LLC and Breakaway Ventures LLC shall have executed a non-compete agreement in substantially the forms attached hereto as Exhibit G-1, Exhibit G-2, Exhibit G-3, and Exhibit G-4, respectively, which non-compete agreements shall be in full force and effect as of the Effective Time.
          (n) Company Credit Facility. The Company Credit Facility shall have been terminated as provided in Section 7.16.
     Section 8.3 Conditions of Obligation of Company and the Principal Stockholders.
          The obligation of Company and the Principal Stockholders to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable Legal Requirements, the written waiver at or prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties of Parent and Acquisition Sub. The representations and warranties of Parent and Acquisition Sub contained in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except (i) to the extent the failure of such representations and warranties of Parent and Acquisition Sub to be true and correct has not resulted, individually or in the aggregate, in a Parent Material Adverse Effect and (ii) for those representations and warranties which address matters only as of a particular date will have been true and correct only on such date) it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded. Company will have received a certificate with respect to the foregoing signed, with respect to the representations and warranties of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed, with respect to the representations and warranties of Acquisition Sub, by an authorized officer of Acquisition Sub, in each case in form and substance reasonably satisfactory to Company.
          (b) Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Company
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will have received a certificate signed by an authorized officer of Parent and Acquisition Sub to such effect, in form and substance reasonably satisfactory to Company.
          (c) No Parent Material Adverse Effect. From the date of this Agreement until the Closing Date, there has been no change, event, circumstance or development that resulted, individually or in the aggregate, in a Parent Material Adverse Effect, and Company will have received a certificate signed by an authorized officer of Parent to such effect, in form and substance reasonably satisfactory to Company.
          (d) Legal Action. There will not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the transactions contemplated hereby.
          (e) Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person identified on Section 8.3(e) of the Parent Disclosure Schedule shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Company, and no such consent, approval, order or authorization shall have been revoked.
          (f) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.
          (g) Registration Rights. (i) Parent shall have executed and delivered the Registration Rights Agreement, (ii) Parent shall have prepared and completed the conversion in EDGAR form for filing with the SEC of either (A) an automatic shelf registration on Form S-3 and any required prospectus supplement registering for resale the Registrable Securities (as defined in the Registration Rights Agreement) for which Parent has received a Selling Stockholder Questionnaire on or before two (2) business days prior to the Closing Date and shall have provided a copy of such filings to Company or (B) a prospectus supplement to an already effective automatic shelf registration statement registering for resale the Registrable Securities for which Parent has received a Selling Stockholder Questionnaire on or before two (2) business days prior to the Closing Date and shall have provided a copy of such prospectus supplement to Company.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification Relating to Agreement.
          (a) Except with respect to Taxes (which are governed solely and exclusively by Section 7.8(f)) and subject to the limitations set forth in this Article IX, each of the Indemnifying Holders, severally and not jointly, will defend, indemnify, and hold Parent and
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Surviving Corporation and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and reimburse any Parent Indemnified Party with respect to, any and all losses, damages (excluding any consequential, special or punitive damages, but not excluding any such damages to the extent they are Third Party Claims), liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) of every nature whatsoever (“Parent Indemnifiable Amounts”) incurred by such Parent Indemnified Party by reason of or arising out of or in connection with any of the following:
               (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of such Indemnifying Holder in their respective Joinder, Investment Letter and Letter of Transmittal, as applicable, in each case, without giving effect to any limitations or references to “materiality”, “Company Material Adverse Effect”, “material adverse effect” or similar references set forth therein solely for purposes of calculating Parent Indemnifiable Amounts and not for purposes of determining whether there has been or would be a breach;
               (ii) any breach of any agreement or covenant required by this Agreement or the Letter of Transmittal submitted by such Indemnifying Holder to be performed by such Indemnifying Holder, in each case, without giving effect to any limitations or references to “materiality”, “Company Material Adverse Effect”, “material adverse effect” or similar references set forth therein solely for purposes of calculating Parent Indemnifiable Amounts and not for purposes of determining whether there has been or would be a breach;
               (iii) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of Company in this Agreement (as modified by the Company Disclosure Schedule as of the date hereof), in each case, without giving effect to any limitations or references to “materiality”, “Company Material Adverse Effect” (other than in the first sentence of Section 3.6), “material adverse effect” or similar references set forth therein solely for purposes of calculating Parent Indemnifiable Amounts and not for purposes of determining whether there has been or would be a breach;
               (iv) any breach of any agreement or covenant required by this Agreement to be performed by Company at or prior to Closing, in each case, without giving effect to any limitations or references to “materiality”, “Company Material Adverse Effect”, “material adverse effect” or similar references set forth therein solely for purposes of calculating Parent Indemnifiable Amounts and not for purposes of determining whether there has been or would be a breach;
               (v) any additional Transaction Expenses and Change in Control Payments not deducted from the Total Merger Cash Consideration on the Closing Date or, in the case of any Contingent Transaction Expenses, not deducted from Earn-Out Payments;
               (vi) any claims by any Person listed on Schedule 9.1 with respect to the matters specified on Schedule 9.1;
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               (vii) any claims by any current or former directors or officers of Company or its subsidiaries for indemnification for their acts or omissions related to, arising out of or in connection with this Agreement or the consummation of the transactions contemplated hereby;
               (viii) any claim brought by a participant or beneficiary of any of the Company Stock Plans, the Incentive Bonus Plan or the Earn-Out Payments alleging, or arising under, a violation of Section 409A of the Code;
               (ix) any claim by any employee or other participants of the Surviving Corporation or its subsidiaries with respect to the Incentive Bonus Plan, including with respect to the granting of awards under the Incentive Bonus Plan or the administration of the Incentive Bonus Plan;
               (x) any claims by any Company Stockholder, holder of Company Options or of Dissenting Shares or, with respect to clause (A) or (B), claims by any other Person, (A) claiming that any portion of the Merger Consideration or Earn-Out Payments is owed to such Person, (B) claiming that such Person has an equity interest (whether through ownership of capital stock, options, warrants convertible securities or otherwise) or (C) otherwise relating to the Merger and the other transactions contemplated by the Merger Agreement;
               (xi) ********************;
               (xii) any Parent Indemnifiable Amount arising from the matters described in Section 3.12(e) of the Company Disclosure Schedule.
          (b) Subject to the limitations set forth in this Article IX, Parent will defend, indemnify, and hold the Principal Stockholders harmless from and against, and reimburse such Persons with respect to, any and all losses, damages (excluding any consequential, special or punitive damages, but not excluding any such damages to the extent they are Third Party Claims), liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Stockholder Indemnifiable Amounts”) of every nature whatsoever incurred by such Persons (in their capacities as holders of Company Stock or other Company Securities) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Company Stockholders or Additional Holders) that if true, would constitute a breach of any representation or warranty of Parent or Acquisition Sub in this Agreement (as modified by the Parent Disclosure Schedule as of the date hereof), in each case, without giving effect to any limitations or references to “materiality”, “Parent Material Adverse Effect”, “material adverse effect” or similar references set forth therein, solely for purposes of calculating Stockholder Indemnifiable Amounts and not for purposes of determining whether there has been or would be a breach; or (ii) any breach of any agreement or covenant required by this Agreement to be performed by Parent on or prior to the Closing Date.
     Section 9.2 Third Party Claims.
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          (a) Despite anything to the contrary in this Agreement or in the Escrow Agreement, whenever a party to this Agreement that may be entitled to indemnification under this Article IX (“Indemnitee”) receives a written notice that a claim or demand has been asserted or threatened by a third party (“Third Party Claim”) for which the Indemnitee may seek indemnification hereunder (other than claims or demands covered by Section 7.8), the Indemnitee will notify the party from which the Indemnitee is seeking indemnification (“Indemnitor”) of such claim or demand and of the related facts within the Indemnitee’s knowledge within a reasonable time after receiving such written notice; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder except to the extent the Indemnitor is materially prejudiced thereby.
          (b) Subject to Section 9.2(c), the Indemnitor shall have the right, at its option, to assume the defense of any Third Party Claim with counsel of its own choosing. If the Indemnitor elects to assume the defense of such Third Party Claim as aforesaid, then:
               (i) except as set forth in Section 9.2(c), the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee for any attorneys’ fees incurred by the Indemnitee in connection with such Third Party Claim following the Indemnitor’s election to assume the defense of such Third Party Claim, unless (A) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor; or (B) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such Third Party Claim, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;
               (ii) the Indemnitee shall make available to the Indemnitor all personnel, books, records and other documents of the Surviving Corporation and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such Third Party Claim;
               (iii) the Indemnitee shall otherwise cooperate as reasonably requested by the Indemnitor in the defense of such Third Party Claim;
               (iv) the Indemnitee shall not admit any liability with respect to such Third Party Claim; and
               (v) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment (A) which does not, to the extent that the Indemnitee or any of its affiliates may have any liability with respect to such Third Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee and its affiliates from all liability in respect of such Third Party Claim, (B) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee or any of
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its affiliates or (C) in any manner that involves any injunctive or other equitable relief against the Indemnitee or any of its affiliates or may materially and adversely affect the Indemnitee or any of its affiliates.
          (c) If the Indemnitor (i) elects not to assume the defense of or fails to confirm its obligation to indemnify for any such Third Party Claim, (ii) fails to commence defending the Third Party Claim within ten (10) days after receiving notice of such Third Party Claim, or (iii) fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, then the Indemnitee will have the right to conduct and control, through counsel of its own choosing such Third Party Claim and the Indemnitor shall be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees incurred by the Indemnitee in connection with such Third Party Claim; provided, however, that the Indemnitee shall not settle, adjust or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnitor. In the event the Indemnitee conducts and controls a Third Party Claim, the Indemnitor will have the same obligations pursuant to Sections 9.2(b)(ii)-(iv) as the Indemnitee would have in a Third Party Claim controlled by the Indemnitor.
          (d) The Stockholders’ Representative will act on behalf of the Indemnifying Holders with respect to all matters hereunder, including with respect to the provision or receipt of any and all notices under this Section 9.2.
     Section 9.3 Binding Effect. The indemnification provisions in this Article IX are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.
     Section 9.4 Limitations.
          (a) Except as set forth in this Section 9.4(a), despite any other provision in this Article IX, with respect to indemnification under ********************, the Parent Indemnified Parties will be entitled to indemnification thereunder only: (i) if the aggregate Parent Indemnifiable Amounts under those Sections exceeds $******************** (the “Parent Threshold Amount”), in which event the Parent Indemnified Parties will be entitled to indemnification for all Parent Indemnifiable Amounts, including all Parent Indemnifiable Amounts used to reach the Parent Threshold Amount; (ii) with respect to Parent Indemnifiable Amounts arising in connection with ******************** to the extent that such aggregate Parent Indemnifiable Amounts do not exceed ******************** ($********************); and (iii) to the extent that the aggregate Parent Indemnifiable Amounts under those Sections do not exceed the amount of available Escrow Funds; provided, however, that, Parent Indemnifiable Amounts arising out of any breaches of representations and warranties in ******************** shall not be limited as set forth in this clause (iii) above but instead shall be limited to ******************** ($********************) less any amounts paid out of the Escrow Account in accordance with the provisions of the Escrow Agreement. The limitations of this Section 9.4(a) do not apply to, and any calculation of the Parent Threshold Amount as it relates to other Parent Indemnifiable Amounts will not include, Parent Indemnifiable Amounts arising out of ********************. For the avoidance of
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doubt, the limitations of this Section 9.4 do not apply to indemnification for Taxes under Section 7.8(f).
          (b) Except as set forth in this Section 9.4(b), despite any other provision in this Article IX, with respect to indemnification under ******************** the Indemnifying Holders will be entitled to indemnification thereunder only if the aggregate Stockholder Indemnifiable Amounts thereunder exceeds $******************** (the “Stockholder Threshold Amount”), in which event such Persons will be entitled to indemnification for all Stockholder Indemnifiable Amounts, including all Stockholder Indemnifiable Amounts used to reach the Stockholder Threshold Amount. The limitations of this Section 9.4(b) do not apply to, and any calculation of the Stockholder Threshold Amount as it relates to other Stockholder Indemnifiable Amounts will not include, Stockholder Indemnifiable Amounts arising out of ********************.
     Section 9.5 Time Limit.
          (a) Each of the representations and warranties set forth in this Agreement will survive the Closing. Except as set forth in Section 9.5(b), no claims for indemnification under ******************** may be made following the ******************** anniversary of the Closing Date, except to the extent that a claim has been asserted in writing prior to such expiration (in which event the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).
          (b) Despite Section 9.5(a), (i) no time limit will apply for indemnification arising from ********************; (ii) ********************, together with the associated rights of indemnification, will survive the Closing hereunder and continue in full force and effect for a period ending on the earlier of: (A) ******************** and (B) ********************; and (iii) ********************, together with the associated rights of indemnification, will survive the Closing hereunder and continue in full force and effect without limitation.
          (c) Subject to the limitations set forth in this Section 9.5, each of the covenants and agreements contained in this Agreement will survive the Closing and continue in full force and effect until performed in accordance with their terms.
     Section 9.6 Contribution. Indemnifying Holders will have no right of contribution, right of indemnity or other similar right or remedy from the Surviving Corporation for liabilities for such holders’ obligations under this Article IX.
     Section 9.7 Exclusive Remedy.
          (a) With the exception of claims based upon ********************, from and after the Effective Time, resort to indemnification under this Article IX will be the exclusive right and remedy of Parent and Surviving Corporation for Parent Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 9.7 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available).
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          (b) With the exception of claims based upon ********************, from and after the Effective Time, resort to indemnification under this Article IX will be the exclusive right and remedy of the Indemnifying Holders for Stockholder Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 9.7 or elsewhere in this Agreement will affect the rights of such Persons to equitable remedies to the extent available).
     Section 9.8 Payment of Parent Indemnifiable Claims.
          (a) For as long as there are available Escrow Funds, any and all amounts payable under this Agreement (including without limitation under Section 7.8 or this Article IX) by any of the Indemnifying Holders to any of the Parent Indemnified Parties will be paid first out of Escrow Funds to the extent available therefor in accordance with the terms of the Escrow Agreement.
          (b) If there are insufficient available Escrow Funds, any and all amounts payable under this Agreement (including without limitation under Section 7.8 or this Article IX, except as provided in Section 9.4(a)) by any of the Indemnifying Holders to any of the Parent Indemnified Parties may be set off by Parent against, and paid out of, any Earn-Out Payments (whether payable under this Agreement or the Incentive Plan).
          (c) If there are insufficient available Escrow Funds and insufficient available Earn-Out Payments for set-off as provided in clause (b) above (for any reason, including because the Earn-out Payments for all periods in the Earn-Out Period have been paid, or because the Earn-Out Payments have not been finalized or are in dispute or because no Earn-Out Payments are payable), Parent may seek further recourse against any Principal Stockholder for any and all amounts payable under this Agreement (including without limitation under Section 7.8 or this Article IX, except as provided in Section 9.4(a)) except that: (i) with respect to Parent Indemnifiable Amounts under Sections 9.1(a)(i) and (ii), Parent may seek further recourse against only the Principal Stockholder that is the subject of such claim, (ii) with respect to any other amounts payable under this Agreement (including without limitation under Section 7.8 or this Article IX), each of the Principal Stockholders shall be liable only for their respective Percentage of such amount and (iii) in no event shall any Principal Stockholder be liable for an amount in excess of such Principal Stockholder’s Merger Consideration. As among Indemnifying Holders, Principal Stockholders have a right of contribution from Non-Principal Escrow Holders, severally and not jointly, up to such Non-Principal Escrow Holder’s total Merger Consideration.
          (d) In the event that Parent Indemnified Parties recover any Parent Indemnifiable Amount under Section 9.1(a)(vii) from any Escrow Funds, Parent shall be entitled to withhold from any Earn-Out Payment payable pursuant to Section 2.9, and deposit with the Escrow Agent to be held in accordance with the Escrow Agreement, an amount equal to the amount so paid from the Escrow Funds.
          (e) Anything in this Agreement to the contrary notwithstanding: (i) the liability of a Non-Principal Escrow Holder under this Article IX shall be limited to their
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Aggregate Allocable Portion of the Escrow Amount except as provided in the next clause (ii); and (ii) with respect to any amounts payable under this Agreement (including without limitation under Section 7.8 or this Article IX, except as provided in Section 9.4(a)), Parent Indemnified Parties may seek recourse from any available Escrow Funds and from any available Earn-Out Payments to cover such amount without regard to the actual interest of any Escrow Holder or any Indemnifying Holder therein.
     Section 9.9 Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of Company, the Indemnifying Holders or the Stockholders’ Representative in this Agreement, or any document, certificate or other instrument required to be delivered by Company, the Indemnifying Holders or Stockholders’ Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party of any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.
     Section 9.10 No Company Recourse. An Indemnifying Holder shall have no right of contribution or other recourse against Company, or any of its respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of Company are solely for the benefit of the Parent Indemnified Parties.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     Section 10.1 Termination. Despite anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
          (a) by mutual written consent of Parent and Company, duly authorized by their respective boards of directors;
          (b) by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions in Article VIII in the terminating party’s favor not being capable of being met by the date set forth in Section 10.1(c) below or (ii) if any representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies have resulted or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, however, that if in each case such breach is curable, then this Agreement may not be terminated under this Section 10.1(b) until the earlier of
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(x) twenty (20) days after delivery of written notice of such untruth or inaccuracy or breach, or (y) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;
          (c) by either Parent or Company if the Merger has not been consummated prior to March 1, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or prior to such date and such action or failure to act constitutes a breach of this Agreement;
          (d) by either Company or Parent if a Governmental Entity shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;
          (e) by Parent, if the Stockholders’ Written Consents provided in Section 5.4(a) have not been obtained and delivered to Parent within one (1) hour after the execution of this Agreement in accordance with Section 5.4(a); provided, however, that the right to terminate this Agreement under this Section 10.1(e) will expire if unexercised prior to such delivery of the Stockholders’ Written Consents in accordance with Section 5.4(a) (without regard to such one-hour requirement);
          (f) by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, from the date hereof; or
          (g) by Company, if a Parent Material Adverse Effect shall have occurred from the date hereof.
     Section 10.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 10.1, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Acquisition Sub, or Company, or their respective officers or directors, except that (i) the provisions of Sections 7.1 (Confidentiality), 7.5 (Public Announcements), 10.2 (Effect of Termination), 10.3 (Company Fees), 10.4 (Parent Fees), 12.6 (Governing Law), 12.12 (Submission to Jurisdiction), 12.12 (Waiver of Jury Trial) and 12.13 (Stockholders’ Representative) will survive any such termination and abandonment, and (ii) Company shall not be released or relieved from any liability arising from the willful breach by Company of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.
     Section 10.3 Company Fees.
          (a) In the event this Agreement is terminated pursuant to Section 10.1(e), then Company shall pay Parent a fee equal to $11.25 million by wire transfer of same-day funds to an account provided in writing by Parent to Company on the date of termination of this Agreement.
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          (b) Company and Parent agree that this Section 10.3 is an integral part of the transactions contemplated by this Agreement and is not a penalty. If Company fails to promptly pay Parent any fee due under this Section 10.3, Company will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate of interest reported as of the date of termination pursuant to Section 10.1(e) (or, if not a business day, the first business day thereafter) by The Wall Street Journal in its money rates column from the date such fee was required to be paid plus five percent (5%).
     Section 10.4 Parent Fees.
          (a) In the event this Agreement is terminated by Company pursuant to (i) Section 10.1(b) due to Parent’s willful breach of this Agreement; or (ii) Section 10.1(c) and, at the time of such termination pursuant to Section 10.1(c) either (A) (x) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied, (y) Parent or Acquisition Sub is in willful breach of its obligations to close if and when required pursuant to Section 1.2 of this Agreement and (z) Company has given a bona fide notice to Parent and Acquisition Sub that it is willing, able and ready to effect the Closing, or (B) the conditions set forth in Section 8.1 and Section 8.3 have not been satisfied as a result of Parent’s or Acquisition Sub’s willful breach of its obligations of this Agreement required to be performed at or prior to the Closing (either (A) or (B), a “Parent Failure to Close”), then Parent shall pay Company a fee equal to $11.25 million by wire transfer of same-day funds to an account provided in writing by Company to Parent on the date of termination of this Agreement.
          (b) Company and Parent agree that this Section 10.4 is an integral part of the transactions contemplated by this Agreement and is not a penalty. If Parent fails to promptly pay Company any fee due under this Section 10.4, Parent will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate of interest reported as of the date of termination pursuant to Section 10.1(c) (or, if not a business day, the first business day thereafter) by The Wall Street Journal in its money rates column from the date such fee was required to be paid plus five percent (5%).
          (c) Company, the Principal Stockholders and Parent agree that the Company’s right to receive payment of the Parent Fee pursuant to this Section 10.4 shall be the sole and exclusive remedy of Company and the Company’s Securityholders against Parent and Acquisition Sub for any loss or damage suffered as a result of the termination of this Agreement by Company pursuant to (A) Section 10.1(b) due to Parent’s willful breach of this Agreement or (B) Section 10.1(c) and there has been a Parent Failure to Close.
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ARTICLE XI
ADDITIONAL POST CLOSING MATTERS
     Section 11.1 ********************
ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notices.
          All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon: (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a) if to Parent
or Acquisition Sub, to:	GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Attention: General Counsel
Facsimile No.: 610-265-1730
With a copy to
(which shall not constitute notice):	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Francis E. Dehel
Facsimile No.: (215) 569-5532
Email: dehel@blankrome.com

(b) if to Company, to:	Retail Convergence, Inc.
Benjamin D. Fischman, CEO
20 Channel Center, 3rd Floor
Boston, MA 02110
Facsimile No.: 617-695-7391
With a copy to
(which shall not constitute notice):	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110
Attention: Brian D. Goldstein
Facsimile No.: (617) 574-7670

(c) if to Stockholders’
Representative to:	William J. Fitzgerald
c/o General Catalyst Partners
20 University Road, Suite 450

Cambridge, MA 02138
Fax 617-234-7020
Telephone No.: 617-234-7010
Email: bfitzgerald@generalcatalyst.com
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     Section 12.2 Interpretation. The words “include,” “includes,” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as drafter. A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.
     Section 12.3 Counterparts. This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile.
     Section 12.4 Miscellaneous. This Agreement and the documents referred to in this Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (provided, however, that the Mutual Confidentiality Agreement dated as of September 2, 2009 between Parent and Company shall remain in full force and effect and shall not be superseded unless and until the Merger has been consummated); (ii) except as set forth in Section 7.13, are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) will not be assigned by operation of law or otherwise except as otherwise specifically provided.
     Section 12.5 No Joint Venture. Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 12.5.
     Section 12.6 Governing Law. This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 12.7 Amendment. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto prior to the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto.
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     Section 12.8 Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (iii) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.
     Section 12.9 Successors and Assigns. This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to Parent or one or more direct or indirect wholly owned subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     Section 12.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     Section 12.11 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
     Section 12.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE
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ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     Section 12.13 Stockholders’ Representative.
          (a) (i) The holders of Company Stock, by virtue of having approved and adopted this Agreement by executing and delivering the Stockholders’ Written Consent and as acknowledged and agreed in their respective letters of transmittal delivered in connection with the surrender of their respective share certificates, and, in addition, in the case of the Principal Stockholders, by virtue of their execution of and delivery of this Agreement, and without any further act of any holder of Company Stock, and (ii) the holders of Company Securities (other than Company Stock) as of immediately prior to the Effective Time (the “Additional Holders”), as acknowledged and agreed in their respective letters of transmittal delivered in connection with the exchange of their respective Company Securities or, and without any further act of any Additional Holder, will be deemed (a) to have constituted and appointed, effective as of the Effective Time, William J. Fitzgerald (together with his, her or its permitted successors, the “Stockholders’ Representative”) as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver any agreement or instrument to be entered into or delivered in connection with the transactions contemplated by this Agreement on their behalf, including, without limitation, with respect to the Escrow Holders, the Escrow Agreement and to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Representative under this Agreement or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, including, without limitation, with respect to the Escrow Holders, the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, and (b) to have irrevocably agreed to, and be bound by and comply with, all of the obligations of holders of Company Stock and the Additional Holders set forth herein and, with respect to the Escrow Holders, in the Escrow Agreement.
          (b) Without limiting the generality of Section 12.13(a), the Stockholders’ Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and, with respect to the Escrow Holders, the Escrow Agreement, which shall include, without limitation:
               (i) with respect to the Escrow Holders, the power to execute as Stockholders’ Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;
               (ii) the power to give or receive any notice or instruction permitted or required under this Agreement or, with respect to the Escrow Holders, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith or, with respect to the Escrow Holders, therewith, to be given or received by any Company Stockholder or Additional Holder, as applicable, and each of them (other than notice for service of process relating to any action before a court or other tribunal of competent jurisdiction, which notice must be given to each Company Stockholder and Additional Holder individually, as applicable), and to take any and all action for and on behalf of the Company Stockholders and
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Additional Holders, and each of them, under this Agreement, with respect to Escrow Holders, the Escrow Agreement or any other such agreement, document or instrument;
               (iii) with respect to the Indemnifying Holders, the power to (A) contest, negotiate, defend, compromise or settle any actions for which a Parent Indemnified Party may be entitled to indemnification hereunder through counsel selected by the Stockholders’ Representative and solely at the cost, risk and expense of the Indemnifying Holders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof, in satisfaction of any claims for indemnification hereunder by any Parent Indemnified Party, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (D) resolve any claims for indemnification hereunder by any Parent Indemnified Party;
               (iv) the power to take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise;
               (v) the power to take or forego any or all actions permitted or required of any Company Stockholder or Additional Holder or necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and, with respect to the Escrow Holders, the Escrow Agreement;
               (vi) the power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders and the Additional Holders, as applicable;
               (vii) the power to review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Escrow Holders, as contemplated thereunder;
               (viii) the power to waive any terms and conditions of this Agreement or, with respect to the Escrow Holders, the Escrow Agreement providing rights or benefits to the Company Stockholders or the Additional Holders, as applicable (other than the payment of the merger payments in accordance with the terms hereof and in the manner provided herein); and
               (ix) the power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Stockholders’ Representative reasonably believes are in the best interests of the Company Stockholders and the Additional Holders, as applicable.
          (c) The Stockholders’ Representative represents and warrants to Parent and Acquisition Sub that:
               (i) the Stockholders’ Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;
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               (ii) this Agreement has been duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms; and
               (iii) the Escrow Agreement will be duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, will constitute a legal, valid and binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms.
          (d) Any notice given to the Stockholders’ Representative will constitute notice to each and all of the Company Stockholders and the Additional Holders, as applicable, at the time notice is given to the Stockholders’ Representative. Any action taken by, or notice or instruction received from, the Stockholders’ Representative will be deemed to be action by, or notice or instruction from, each and all of the Company Stockholders and the Additional Holders, as applicable. Parent, Acquisition Sub, Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Company Stockholders and Additional Holders, as applicable.
          (e) The Stockholders’ Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.
          (f) The Stockholders’ Representative may be changed by the Company Stockholders and Additional Holders from time to time upon not less than thirty (30) days’ prior written notice to Parent, provided that holders of a Majority Interest agree to such removal of William J. Fitzgerald and any successors thereto and to the identity of the substituted agent. A Stockholders’ Representative may resign at any time upon giving at least thirty (30) days’ written notice to the holders of interest in the Escrow Account and the Additional Holders, except that no such resignation will become effective until the appointment of a successor Stockholders’ Representative. Upon notice of resignation of a Stockholders’ Representative or a successor Stockholders’ Representative thereto, the holders of a Majority Interest will agree on a successor Stockholders’ Representative thereto within thirty (30) days after receiving such notice. If holders of a Majority Interest fail to agree upon a successor Stockholders’ Representative within such time, the resigning Stockholders’ Representative will have the right to appoint a successor Stockholders’ Representative, or if a Stockholders’ Representative is not designated within forty-five (45) days after receipt of the initial notice, Parent will designate a successor Stockholders’ Representative that is a Company Stockholder or an affiliate thereof. Any successor Stockholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Stockholders’ Representative as if originally named as Stockholders’ Representative, and thereafter the resigning Stockholders’ Representative will be discharged from any further duties and liability under this Agreement. No bond will be required of any Stockholders’ Representative, and no Stockholders’ Representative will receive compensation
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for his, her or its services. Notices or communications to or from the Stockholders’ Representative will constitute notice to or from each of the Company Stockholders and the Additional Holders, as applicable, for all matters relating to this Agreement. For purposes of this Section 12.13, “Majority Interest” means, collectively, the holders of a majority in interest of the Indemnifying Holders based on their respective Indemnifying Holder Percentages.
          (g) The Stockholders’ Representative will not be liable for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith. The Escrow Holders will severally indemnify the Stockholders’ Representative (in proportion to their relative interests in the Escrow Funds) and hold the Stockholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative. The Stockholders’ Representative will be entitled to the advance and reimbursement of costs and expenses incurred by or on behalf of the Stockholders’ Representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative, in accordance with the terms of the Escrow Agreement.
          (h) A decision, act, consent, or instruction of the Stockholders’ Representative relating to this Agreement will constitute a decision of the Company Stockholders and the Additional Holders, as applicable, and will be final, binding, and conclusive upon each such holder. Parent, and all other persons entitled to indemnification under the Escrow Agreement or any other document or agreement entered into in connection herewith or therewith (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent, or instruction of the Company Stockholders and the Additional Holders, as applicable. Parent and all other Indemnified Persons are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholders’ Representative.
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          IN WITNESS WHEREOF, Parent, Acquisition Sub, Company, the Principal Stockholders and the Stockholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

GSI COMMERCE, INC.
By:	/s/ Arthur H. Miller
	Name:	Arthur H. Miller
	Title:	EVP

COLA ACQUISITION CORPORATION
By:	/s/ Arthur H. Miller
	Name:	Arthur H. Miller
	Title:	EVP

RETAIL CONVERGENCE, INC.
By:	/s/ Ben Fischman
	Name:	Ben Fischman
	Title:	CEO

WILLIAM J. FITZGERALD, AS STOCKHOLDERS’ REPRESENTATIVE
By:	/s/ William J. Fitzgerald
	Name:	William J. Fitzgerald
Title:

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